EXPLANATORY NOTE

This Offering Circular of Energea Portfolio 2 LP is filed as a Post-Qualification Amendment No. 1 ("PQA") to the offering statement qualified by the U.S. Securities and Exchange Commission on June 6, 2024 pursuant to Rule 252(f) of Regulation A under the Securities Act of 1933, which was filed by Energea Portfolio 2 LLC prior to its conversion to a limited partnership as described below.

This PQA includes audited financial statements as of December 31, 2024, and updates certain disclosures in the previously qualified Offering Circulars. In particular, this PQA consolidates disclosures made in all Form 1-U, Form 1-SA, Form 253(g) and Form 1-K filings made on behalf of the Company since June 6, 2024. It is filed to maintain the qualification of the offering beyond twelve months from the original qualification date.

Unless otherwise indicated or the context otherwise requires, all information in this Offering Circular reflects the terms and conditions of the as of the date of this amendment.

No material changes have been made to the terms of the securities being offered.

Post-Qualification Offering Circular
Amendment No. 1
File No. 024-12347

Part II - Information Required in Offering Circular

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Energea Portfolio 2 LP
Up to $50,000,000 in Class A Investor Shares

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Offering Circular (Subject to Completion)                                                                      Dated June 4, 2025

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 2 LP (the "Company", "us", "we", "our" and similar terms) is a limited partnership organized under the laws of Delaware to invest in the acquisition, development, and operation of solar energy projects in Brazil (each a "Project"). The Company may also lend money to Development Companies and use solar projects as collateral rather than acquiring Projects for direct ownership (each a "Loan"). The Company's day-to-day operations are managed by Energea Global LLC (the "General Partner" and together with its affiliates "Energea Global").

The Company is currently offering up to $50.0 million in limited partnership interests designated as "Class A Investor Shares" (the "Offering") pursuant to Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). The current price of the Class A Investor Shares is $1.00 per Class A Investor Share, and the minimum initial investment is $100.

There is currently no established secondary market for the Class A Investor Shares, and Investors may not be able to sell their Class A Investor Shares. While Investors should view an investment in the Company as long-term, the Company offers a Redemption Plan in order to provide Investors with an opportunity to obtain liquidity. See "Redemption Plan" and "Risk Factors-No Market for the Class A Investor Shares".

Investors may not be able to sell their Class A Investor Shares except by submitting a Redemption Request to the Company through our General Partner's website, www.energea.com (the "Platform"). Pursuant to the Redemption Plan, Investors must hold their Class A Investor Shares for at least 60 days before they can request redemption of their Class A Investor Shares via the Platform; if the General Partner agrees to honor a Redemption Request, the Company has 90 days to make payment on such redemption; and the General Partner may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice. Additionally, Class A Investor Shares may not be transferred without the Company's consent, which can be withheld in its sole discretion, and the General Partner has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred. See "Redemption Plan" and "Risk Factors-No Market for the Class A Investor Shares".

Investors should note that the General Partner may decide to sell the Projects or the Company at any time. Should the General Partner decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the General Partner. See "Drag-Along Right".

The purchase of these securities involves a high degree of risk. Before investing, you should read this entire Offering Circular and exhibits hereto, including "Risk Factors".

The Company is selling Class A Investor Shares directly to the public through the Platform. Neither the Company nor any affiliated entity involved in this Offering is a member firm of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and no person associated with this Offering will be deemed to be a broker solely by reason of his or her participation in the sale of our Class A Investor Shares. Investors will not pay upfront selling commissions or broker fees in connection with the purchase of Class A Investor Shares. We will reimburse our General Partner for certain expenses incurred on our behalf, and pay our General Partner certain fees, as described further under "Compensation of General Partner".

This is a "best efforts - no minimum" offering. The Offering commenced on June 6, 2024 and will end on the date we raise the maximum amount being offered, unless earlier terminated by the Company. We will reimburse the General Partner for marketing expenses in an amount up to 5% of the total Offering amount raised. See "Use of Proceeds".

	Per Share	Total Maximum
Public Offering Price	$1.00	$50,000,000
Marketing Expenses	$0.05	$2,500,000
Proceeds to the Company from this Offering to the Public	$0.95	$47,500,000

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITING MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO A NON-ACCREDITED INVESTOR FROM THIS OFFERING IF THE AGGREGATE PURCHASE PRICE THE NON-ACCREDITED INVESTOR PAYS IS MORE THAN 10% OF THE GREATER OF THEIR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV FOR MORE INFORMATION, SEE "LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST".

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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Caution Regarding Forward-Looking Statements

We make statements in this Offering Circular that are forward-looking statements. The words "outlook," "believe," "estimate," "potential," "projected," "expect," "anticipate," "intend," "plan," "seek," "may," "could" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this Offering Circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•       our ability to effectively deploy the proceeds raised from this Offering;

•       ability to attract and retain Investors on the Platform;

•       risks associated with breaches of our data security;

•       public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

•       climate change and natural disasters that could adversely affect our Projects and our business;

•       changes in economic conditions generally and the renewable energy and securities markets specifically;

•       limited ability to dispose of assets because of the relative illiquidity of renewable energy Projects and Loans;

•       our failure to obtain necessary outside financing;

•       risks associated with derivatives or hedging activity;

•       intense competition in Brazilian renewable energy markets that may limit our ability to attract or retain Subscribers (as defined below);

•       defaults under Supporting Contracts (see "Summary of Supporting Contracts");

•       increased interest rates and/or operating costs;

•       the risk associated with potential breach or expiration of a ground lease, if any;

•       our failure to successfully construct, interconnect, operate or maintain the Projects;

•       inability of a Borrower to make payments on a Loan;

•       the failure of Projects and Loans to yield anticipated results;

•       exposure to liability relating to environmental and health and safety matters;

•       our level of debt and the terms and limitations imposed on us by our debt agreements;

•       our General Partner's ability to retain executive officers and other key personnel;

•       the ability of our General Partner to source, originate and service our Projects and Loans;

•       the ability for our engineering, procurement and construction contractors and equipment manufacturers to honor their contracts including warranties and guarantees;

•       regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of corporations and SEC guidance related to Regulation A, or the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act");

•       changes in business conditions and the market value of our Projects, including changes in renewable energy policy, interest rates, prepayment risk, operator or Borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•       our ability to implement effective conflicts of interest policies and procedures among the various renewable energy investment opportunities sponsored by our General Partner;

•       our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended, and other laws; and

•       changes to U.S. generally accepted accounting principles ("U.S. GAAP").

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. We undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether because of new information, future events, changed circumstances or any other reason. Considering the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, including, without limitation, those named above and those named under "Risk Factors", the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Offering Circular will be achieved.

Summary and Risk Factors

Executive Summary

Our Business

Energea Portfolio 2 LP (the "Company") is a limited partnership organized under the laws of Delaware. The Company has elected to be taxed as a "C" corporation for United States federal and state income tax purposes. The Company's day-to-day operations are managed by Energea Global LLC (the "General Partner").

The Company was created to invest in the acquisition, development, and operation of solar energy projects in Brazil (each a "Project"). The Projects will be rented to groups of households and businesses (which we collectively refer to as "Subscribers") for monthly payments based on the amount of electricity produced by the Project and credited to them. The Company may also lend money to Development Companies (which we collectively refer to as "Borrowers") and use solar projects as collateral rather than acquiring Projects for direct ownership (each a "Loan").

To date, the Projects have produced a stable and predictable stream of cash flow from Subscribers paying their monthly energy bills. As the Company earns revenue from the sale of energy to Subscribers and receives interest payments on Loans and/or Company Investments, it uses the revenue to pay for operating expenses (see "Our Operating Costs and Expenses") and distributes the remaining cash to the holders of our Class A Investor Shares (our "Investors"), our Reg D Investors (as such term is defined herein and together with the Investors, the "Preferred Equity Investors") and the holders of our Common Shares (which is currently the General Partner). See "Company Operations and Other Matters". To date, the Company has not issued any Loans to Borrowers.

Projects are owned by special-purpose entities (each, a "SPE"). Each SPE is organized as a Brazilian Limitada or Ltda, the Brazilian equivalent of a U.S. limited liability company. Under Brazilian law, the assets and liabilities of a Ltda are distinct. Thus, the liabilities of Projects held in one SPE will not affect the assets of another Project held in a different SPE.

The Offering

The Company is offering up to $50.0 million of Class A Investor Shares pursuant to Regulation A. The proceeds of our Offering will be used to construct and/or acquire Projects and to issue Loans.

We are offering to sell, and seeking offers to buy, the shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

Company Operations and Other Matters

The Company generates cash flow in three ways: (i) payments from Projects, (ii) payments from Loans and (iii) returns from investments (for example, interest gained from a money market savings account from cash-on-hand) ("Company Investments"). Cash flow will first be used to pay operating costs and expenses, including fees and reimbursements payable to our General Partner (see "Our Operating Costs and Expenses"). The remaining cash flow, if any, is distributed to the Preferred Equity Investors and the General Partner in the following order of priority:

•       First, a preferred return equal to a 7% IRR payable to Preferred Equity Investors, as more fully described in the Authorizing Resolutions (the "Preferred Return");

•       Thereafter, any additional cash flow will be split between the Preferred Equity Investors and the General Partner such that 70% is distributed to Preferred Equity Investors and 30% to the General Partner (the "Carried Interest")

Be advised that only proceeds on the interest, and not on the repayment of the principal, which the Company receives from Loans and returns from Company Investments will be eligible for distribution. Repayment of principal of either Loans or Company Investments will not be eligible to be distributed to either the General Partner or the Limited Partners (together, the "Partners") and will be available for investment by the Company, in the General Partner's sole discretion.

See "Compensation of General Partner" and "Calculating Distributions" for more detailed information regarding fees and distributions payable to the General Partner.

Preferred Equity Investors have no voting rights.

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS AND LOANS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTEE THAT OUR PROJECTS OR LOANS WILL GENERATE ANY POSITIVE CASH FLOW.

Risk Factors

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS. You should carefully consider the following risk factors in conjunction with the other information contained in this offering circular before purchasing the CLASS A INVESTOR SHARES.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy, fails to develop sufficiently, our Projects and Loans might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include, but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; and the success of other enabling technologies such as battery storage and Distributed Energy Resource Management Systems ("DERMS").

Fluctuations in Income from Projects: Project Rental Contracts typically provide for fluctuations in rent based on changes in energy prices and/or changes in consumer prices. Thus, it is possible that our income from one or more Projects could decrease.

The Investment environment may change over time: The Company's investment in the Projects and Loans is intended to extend over a period of years, during which the business, economic, political, regulatory, and technology environment within which the Company operates may undergo substantial changes, some of which may be adverse to the Company. The General Partner will have the exclusive right and authority (within limitations set forth in the LP Agreement) to determine the manner in which the Company shall respond to such changes, and Limited Partners generally will have no right to withdraw from the Company or to demand specific modifications to the Company's operations in consequence thereof. A major recession or adverse developments in the securities or credit markets might have an impact on the Company's investments in the Projects and Loans. In addition, factors specific to the Projects and Loans may have an adverse effect on the Company.

Net Losses: We are currently incurring net losses and may continue incurring net losses in the future. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue could decline.

Distributions to Investors: Whether to distribute operating cash flow or capital proceeds and how much to distribute, is at the sole discretion of the General Partner. No returns are guaranteed, and Investors will receive distributions only if the Company generates distributable cash flow from the Projects and Loans. Investors will not have any recourse in the event we are unable to pay distributions. Because we have not made any profit to date and have no current or accumulated earnings and profits, such cash distributions to Investors will be considered a return of capital for U.S. federal income tax purposes to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares. See "Management Discussion and Analysis of Financial Condition and Result of Operation-Distributions."

Distributions Generally: Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our General Partner in the acquisition of our Projects and Loans and the ability of our Manager to source investment opportunities for us. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions, and we may not be able to meet our investment objectives. If we pay distributions from sources other than our cash flow from Projects and Loans, we will have less funds available for investments and your overall return will be reduced.

Competition: There are many solar developers actively building solar projects in Brazil. Some are multi-national independent power producers (such as ENEL, Brookfield and Engie). In addition to these large established players, there are several smaller developers the Company views as direct competition. Aggressive pricing by competitors or the entrance of new competitors could reduce the Company's profitability and ability to acquire and develop Projects and secure Loan opportunities.

Our Subscribers and/or Borrowers Might Default: The Company rents Projects to Subscribers, not to utilities. Some Subscribers may default. Although we expect other Subscribers to quickly take their place, if enough Subscribers default, it would affect our ability to generate cash flows from Projects and reduce anticipated returns to Investors. While the General Partner monitors Borrowers and their collateral, Borrowers are also susceptible to defaulting on their obligations to make principle and interest payments to the Company. Subscribers and Borrowers may face intense competition, changing business and economic conditions, risks of technological acceptance and obsolescence or other developments that may adversely affect their ability to pay. Within the limitations set forth in the LP Agreement, the General Partner will have the right and authority to cause the Company's investment management and liquidation strategies and procedures to deviate from those described in this Offering Circular.

We Might Own Only a Small Number of Projects: If the Company is successful in raising the current maximum offering amount of $50.0 million in this Offering, the Company would likely acquire or invest in between 10 and 20 new Projects. If the Company raises significantly less than the maximum offering amount, it may not be able to invest in as many Projects. If the Company owns only a small number of Projects, Investors will be exposed to greater concentration risk.

Possible Changes in Governmental Policies: The Projects depend on a Brazilian Electricity Regulatory Agency ("ANEEL") policy called Normative Resolution No. 482 which allows Subscribers who generate solar power to offset electric costs at any locations within the same utility network. This policy could expire, phase-out over time, require renewal by the applicable authority, or become a victim of political pressure. ANEEL has instituted several changes to the policy over the past three years. Some of those changes have positively affected our business while others have had a negative impact. The new policies could disfavor solar projects in general and our Projects in particular.

Delays in Connecting to Power Grid: The Projects must be physically connected to the power grid, a process that involves sophisticated engineering and government regulation. Delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from a Project to the grid. Delays in the performance of the interconnecting utility's obligations to make such grid upgrades can negatively impact the financial performance of the Company.

Operational Risks: The Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operations and maintenance.

Construction and Development Risks: In some cases, the Company will invest in Projects before construction is complete. Construction of any kind involves risk, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of the Company.

Equipment Supply Constraints: The construction and maintenance of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters and monitoring systems. Much of this equipment comes from China. There is no guarantee that the production of this equipment will match demand, and this may adversely impact the ability to construct and the cost of the Projects.

Disputes with Utility Companies Over Credit Management: The Company may encounter challenges when dealing with utility companies regarding the minting, verification, transfer and allocation of energy credits produced by the Projects. We rely on utility companies to transmit energy, in the form of credits, to Subscriber's energy bills, to realize revenue. Failure by the utility companies to perform this important role effectively can pose financial risks to the Company.

Rapid Acceptance of Changes in Ratio: Pursuant to Brazilian energy regulations, each month, Company must submit a document to the utility company with jurisdiction over the Project which instructs the utility company to allocate energy to the Subscribers known as a "Ratio". Subscribers may use more or less energy each month and the Ratio must be updated frequently to prevent excess credits being allocated to any particular Subscriber or to replace a Subscriber who hasn't paid with a new Subscriber. If the utility company does not accept and update the Ratio according to Brazilian energy regulations, revenue from credits may be postponed or result in lost revenue for the effected Projects.

Finding Customers to Subscribe to Our Projects: Attracting and retaining Subscribers to use the energy credits from our Projects is critical to realizing the maximum amount of revenue from each Project. Identifying and reaching out to potential Subscribers, convincing them to use our solar energy and addressing their specific needs are vital for each Project's success. If we are unable to fully subscribe the Projects, revenues may be lower than projected.

Discount Rates We Offer Our Subscribers: Offering competitive discount rates to entice residences and businesses to become Subscribers is critical for the success of the Company. Setting appropriate rates that balance profitability with incentives is a delicate balancing act. If other solar companies offer more competitive discount rates for Subscribers, we may be unable to find Subscribers willing to procure energy from our Projects.

Commissions We Have To Pay to Find New Subscribers: The Projects pay commissions to salespeople who work for third party commercialization companies. These companies specialize in connecting Subscribers to solar projects like our Projects. Calculating and managing these commissions to ensure they align with the Project's financial projections is essential to control costs and maximize revenue. If companies we compete with pay higher commissions to commercialization companies, we may have to increase our commissions to retain the service which could have a negative impact on net income.

Risks Associated with Investments Outside the U.S.: All of the Company's Projects will be in Brazil. Projects located in developing countries, such as Brazil, may be subject to certain risks that generally do not apply to investments in developed countries such as the United States. Such risks include the following:

•       Historically, the markets of developing countries have been more volatile than the markets of developed countries.

•       Developing countries may have less developed legal and accounting systems. The legal systems of developing countries might be less reliable in terms of enforcing contracts.

•       The governments of developing countries may be more unstable and more likely to impose capital controls, nationalize a company or industry, place restrictions on foreign ownership and on withdrawing money from the country, and/or impose punitive taxes that could adversely affect prices.

•       The economies of developing countries may be dependent on relatively few industries that are more susceptible to local and global changes.

•       Brazil faces security challenges, and the Projects can be vulnerable to theft, vandalism, and damage. Ensuring robust security measures is essential to mitigate these risks and protect project assets. If we are unable to properly secure the Projects, the Projects could be negatively affected by crime, which could reduce our net income.

•       Some areas in Brazil are influenced or controlled by local non-governmental groups called "militias". Local militias may impact the security and operations of the Projects. Investors should carefully assess the presence of militias in Project locations and consider how this could affect our operations.

•       Development challenges, such as land acquisition, permitting delays, and poor infrastructure, can hinder progress and increase costs of the Projects. Navigating these obstacles is crucial to the successful development of our Projects. Ineffective land acquisition practices, slow reaction to permitting delays or selecting sites with poor infrastructure can negatively affect the financial performance of the Projects and the Company.

•       Investments in controlled foreign corporations ("CFCs") by United States persons are subject to tax and information reporting in the United States, and certain local taxes paid may not be creditable under the foreign tax credit rules. The United States does not currently have a tax treaty with Brazil which would give rise to the risk of double taxation in certain circumstances.

Foreign Currency Exposure: The contracts entered into by the Projects will be denominated in Brazilian real ("BRL"). Contracts denominated in BRL will be subject to fluctuations in exchange rates between BRL and the United States dollar ("USD"), which could impact the Company's returns. While the General Partner might be able to hedge the Company's foreign currency exposure to some degree, such hedging may be expensive and may not be entirely effective.

Imprecise Language Translations: All of the Company's legal contracts in Brazil will be written in both English and Portuguese. Given that these languages have different historical and cultural roots, it is possible that some of the materials or proceedings may not directly translate across languages and any deviation from the Company's intentions, especially with respect to some of the more technical terms or work involved, may cause disruptions or misunderstandings that may negatively impact the Projects.

Risks Upon Disposition of Investments: If the Company sells a Project, it might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if those representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities.

Regulatory Risks: The Projects will be subject to extensive regulatory requirements, including those imposed by Brazilian environmental, safety, labor and other regulatory and political authorities. These regulatory requirements will impose substantial costs on the Projects. Further, should any Project fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties or a shutdown of the Project.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Projects.

Potential Environmental Liability: The Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, the SPE could be found liable for environmental contamination that occurred before the Project was built. The cost of remediation and penalties could be very large.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at the Project site. The SPE will carry insurance to protect against the potential losses, but the insurance might not be adequate.

Global or National Economic Conditions: An economic slowdown in Brazil could affect our Subscribers and therefore our Projects.

No Participation in Management: Investors will have no voting rights and no right to participate in the management of the Company or the Projects. Instead, the General Partner will make all decisions. You will have the ability to replace our management team only under very limited circumstances, as described in "Summary of LP Agreement and Authorizing Resolution."

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our General Partner and its management team. If our General Partner fails to retain its key personnel, the Company and its Investors could suffer.

Sale of Other Securities: The Company could, at any time, sell classes of Company shares other than those being offered by this Offering, for example, in a private placement (including, but not limited to, the sale of Reg D Shares). A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreements: To purchase Class A Investor Shares, you are required to sign an investment agreement, in the form attached hereto and if you decide to invest over time or automatically reinvest your distributions, you will be required to sign an additional investment agreement (such investment agreements, the "Investment Agreements"). The Investment Agreements will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

•       Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

•       You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under Federal securities laws.

Following your initial purchase of Class A Investor Shares, you may to continue to participate in this Offering by electing to either (i) establish with the Company, a plan for you to automatically invest in the Offering on a periodic basis, subject to the terms of an Auto-Invest Agreement signed by you and the Company or (ii) to reinvest the distributions you receive from your Class A Investor Shares into the purchase of additional Class A Investor Shares, subject to the terms and conditions of the applicable Investment Agreement, signed by you and the Company.

General Partner's Drag-Along Rights: The General Partner may decide to sell the Projects or the Company at any time. Should the General Partner decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the General Partner according to the General Partner's drag-along rights granted to them in the LP Agreement (see "Summary of LP Agreement and Authorizing Resolution.").

Forum Selection Provision: Our Investment Agreements and our LP Agreement both provide that disputes will be handled solely in the state or federal courts located in the state of Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreements or the LP Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreements and the LP Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LP Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreements and the LP Agreement do not apply to claims arising under federal securities laws.

Conflicts of Interest: The interests of the Company and the General Partner could conflict with the interests of Investors in a number of ways, including:

•       Our General Partner and its officers perform similar roles for other entities that are affiliated with the General Partner and are not required to devote all of their time and effort to the Company and are only required to devote such time to our affairs as their duties require.

•       Our General Partner will receive fees based, in part, on the amount of cash flow the Company generates. The General Partner might, therefore, have an incentive to raise more capital and invest in more Projects and Loans than they would otherwise, leading them to invest in borderline Projects and Loans.

•       The entire business of the General Partner consists of investing in solar projects, including solar projects in Brazil. There could be conflicts between Projects they decide to invest in through the Company and projects they invest in through other vehicles.

Risk of Failure to Comply with Securities Laws: The Offering relies on an exemption from registration with the SEC pursuant to Regulation A. If the Offering did not qualify for exemption from registration under the Securities Act, the Company could be subject to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

No Market for the Class A Investor Shares; Limits on Transferability: There is currently no established market for the Class A Investor Shares. An Investor who wishes to sell or otherwise transfer their Class A Investor Shares may be limited because:

•       There will be no established market for the Class A Investor Shares, meaning the Investor could have a hard time finding a buyer for its shares.

•       Although the Company offers a Redemption Plan, there is no guarantee that an Investor who wants to sell his, her, or its Class A Investor will be able to do so.

•       Class A Investor Shares may not be transferred without the Company's consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

Our General Partner reserves the right to reject any Redemption Request for any reason or no reason or to amend or terminate the Redemption Plan without prior notice. Therefore, you may not have the opportunity to make a Redemption Request prior to a potential termination of the Redemption Plan and you may not be able to sell any of your Class A Investor Shares back to the Company pursuant to the Redemption Plan. Moreover, if you do sell your Class A Investor Shares back to the Company pursuant to the Redemption Plan, you may not receive the same price you paid for the Class A Investor Shares being redeemed. In addition, pursuant to our Redemption Plan, an Investor may only (a) have one outstanding Redemption Request at any given time and (b) request that we redeem up to $50,000 worth of Class A Investor Shares per each Redemption Request.

For more information regarding the Redemption Plan see "Redemption Plan".

"Best efforts-no minimum" offering. The Offering is a "best efforts" basis and does not require a minimum amount to be raised. This means that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan. If we are not able to raise sufficient funds, we may not be able to fund our investment strategy as planned, and our growth opportunities may be materially adversely affected. This could cause an investor to lose their entire investment.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of "independent" directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company's internal controls.

The Company is an "Emerging Growth Company" Under the JOBS Act: Today, the Company qualifies as an "emerging growth company" under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Exchange Act and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions - and the status of the Company as an "emerging growth company" in the first place - will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an "issuer" (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

For example, because we are an emerging growth company, you will not be able to depend on any attestation from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the Commission or the date we are no longer an "emerging growth company" as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future.

Breaches of Security: It is possible that our Platform, systems or the systems of third-party service providers could be "hacked," leading to the theft or disclosure of confidential information Investors provide to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, the Company, General Partner and our service providers may be unable to anticipate these techniques or to implement adequate defensive measures.

Unanticipated changes in our tax laws that may impact us, the enactment of new tax legislation, or exposure to additional income tax liabilities could affect our profitability: We are obligated to comply with income tax laws in the regions where we operate, including recent changes like the Inflation Reduction Act. These evolving tax regulations could impact our financial health. We also face potential tax audits that may result in additional tax assessments, with uncertain outcomes. Changes to our effective tax rate, driven by shifts in our operational structure, could have significant effects on our financial well-being.

Dilution

The price of Class A Investor Shares was determined by our General Partner (see "Price of Class A Investor Shares"). The Company sells shares to raise capital for the purchase and construction of Projects and to issue Loans. As new Investors purchase Class A Investor Shares (or other classes of stock, see "Other Concurrent Offerings"), existing Investors may be temporarily diluted until new Projects are acquired and/or constructed and new Loans are originated and contribute to monthly cash flow. Cash in treasury may be invested into Company Investments to optimize yield and minimize the dilution impact. Such Company Investments will not earn as high of a return as we expect to earn on our investments in Projects and Loans.

Additionally, we may in the future offer additional classes and/or series of Investor Shares (such as in the Reg D Offering) or other securities convertible into or exchangeable for such class or series of Investor Shares. Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell additional classes and/or series of Investor Shares (such as in the Reg D Offering) or other securities convertible into shares of our Class A Investor Shares in the future, additional and substantial dilution will occur.  In addition, investors purchasing Class A Investor Shares or other securities in the future could have rights superior to Class A Investor Shares Investors in this Offering. Subsequent offerings at a lower price (a "down round") could result in additional dilution.

Plan of Distribution and Selling Securityholders

The Company is offering to sell up to $50,000,000 of Class A Investor Shares to the public. This Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering. Further, the acceptance of subscriptions, whether via the Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

The Offering will commence as soon as this offering statement is "qualified" by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders are offering or selling any of their securities of the Company in this Offering.

The Company is not using an underwriter or broker to sell the Class A Investor Shares and is not paying commissions. Class A Investor Shares will be offered and sold only through the Platform.

This is a "best efforts - no minimum" offering. This means that the Offering does not have a minimum threshold amount that we must raise before we can have a closing. Even if a very small number of Class A Investor Shares are sold, the Company does not plan to return funds to Investors.

The Company reserves the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will promptly return all the Investor's money without interest or deduction.

Anyone can buy Class A Investor Shares. The General Partner does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering (see "Limit on the Amount a Non-Accredited Investor Can Invest").

After the Offering has been "qualified" by the SEC, the General Partner intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with the rules and regulations of Regulation A. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, the advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular.

The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Class A Investor Shares.

Other Concurrent Offerings

In addition to this Regulation A offering, the Company may conduct concurrent private offerings of securities under Rule 506(c) of Regulation D of the Securities Act of 1933. These private offerings (the "Reg D Offerings") will be open exclusively to verified accredited investors and may be offered through general solicitation and advertising, in compliance with applicable securities laws. Each of these classes of Company shares ("Reg D Shares") offered to investors participating in these private offerings (the "Reg D Investors") shall participate in distributions with the Investors on a pari passu basis.

Securities sold pursuant to Regulation D will not be registered with the SEC and will be subject to transfer restrictions. The Regulation D offering will sell different classes of stock in the Company, but other terms of investment (including the price for a share and fees paid to the General Partner) will be identical across the offerings with one exception: while Investors are subject to a 5% marketing reimbursement back to the General Partner, Reg D Investors will instead pay a similar expense to broker-dealers and registered investment advisors.

Proceeds from the Regulation D offering will be combined with proceeds from this Offering and used by the Company for the same common purpose (see "Use of Proceeds").

Use of Proceeds

We expect to use all of the net proceeds of this Offering, after marketing expenses, to acquire, develop and construct Projects and to issue Loans. Proceeds waiting to be invested into Projects and Loans may be invested into Company Investments like government bonds or money market accounts. The Company expects to use Offering proceeds to fund new Projects and Loans. For more information regarding our investment strategy, see "Description of Business-Investment Strategy". For more information regarding current Projects and Loans, see "Description of Property".

We expect to pay for operating expenses at the Company with cash flow from the Projects and Loans, but if the Projects and Loans have not earned enough revenue to pay for any given operating expense, the General Partner may use the proceeds from this Offering to pay such operating expense. The types of operating expenses the Company expects to pay are described in "Our Operating Costs and Expenses".

The capital raised in this Offering will not be used to compensate officers or directors because the Company has no employees. However, Offering proceeds may be used to pay fees owed to the General Partner and its affiliates (see "Compensation of General Partner"). The Company does not expect to pay fees to the General Partner from the proceeds of the Offering. Fees are instead expected to be paid with revenue produced by the Projects, Loans and Company Investments. However, it is possible that the revenue would be insufficient to pay management fees, at which time, fees may be paid for from the proceeds of this Offering.

The General Partner may make short term advances to the Company to make payments on an as-needed basis. The General Partner has also secured a loan on behalf of the Company. We do not anticipate any additional sources of capital apart from funds from operations, the advances, funds generated through this Offering (and other concurrent offerings) and the loan to fund the Projects and Loans and to cover marketing expenses.

It is important to note that no capital will be allocated to any Project or Loan until it has received formal approval from the Investment Committee and has been reported in accordance with the appropriate procedures (see "Investment Committee").

We might invest in Projects or Loans using the General Partner's capital before we have raised enough capital from Investors. In that case, we will replace the General Partner's capital with capital from Investors as soon as we raise it. To the extent the General Partner or its affiliates invest capital, they will do so on the same price and terms as other Investors (see "Compensation of General Partner").

The table below sets forth our estimated use of proceeds from this Offering assuming we sell $50.0 million in Class A Investor Shares.  This is a "best effort" offering. This Offering does not have a minimum to close. The Company is not paying commissions to underwriters, brokers, or anyone else in connection with the sale or distribution of the Class A Investor Shares. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser, or intermediary will be paid a fee from their client's invested funds. In such cases, the client (rather than the Company) is paying those fees.

	Maximum Offering	10% of Maximum	25% of Maximum	50% of Maximum
	Amount (1)	Amount	Amount	Amount
Gross Offering Proceeds	$50,000,000	5,000,000	12,500,000	25,000,000
Less: Marketing Reimbursements (1)	$2,500,000	250,000	625,000	1,250,000
Net Proceeds from this Offering	$47,500,000	4,750,000	11,875,000	23,750,000
Estimated Amount Available for New Projects and Loans	$47,500,000	4,750,000	11,875,000	23,750,000
TOTALS	$50,000,000	5,000,000	12,500,000	25,000,000
(1)  The Company will reimburse the General Partner in an amount up to 5% of proceeds from this Offering to pay for organization and offering expenses, including marketing expenses. Any such amounts in excess of such 5% will be paid, without reimbursement, by the General Partner.

The Company reserves the right to change the above use of proceeds without notice if the General Partner believes it is in the best interests of the Company.

Description of Business

Offices and Employees

The Company's offices are located at 52 Main Street, Chester, CT 06412. The Company itself has no employees. Rather, the Company has engaged the General Partner to manage the Company and utilizes employees and services provided by the General Partner as described more fully in the section "Directors, Executive Officers & Significant Employees".

Company Overview

Energea Portfolio 2 LP is a limited partnership, treated as a "C" corporation for United States federal and state income tax purposes, and organized under the laws of Delaware as of January 13, 2020. The Company and its day-to-day operations are managed by Energea Global LLC (the "General Partner"). The Company was created to invest in the acquisition, development, construction and operation of solar energy Projects in Brazil (each a "Project"). Subscribers make monthly payments based on the amount of electricity produced by the Project and credited to them. The Company may also lend money and use solar projects as collateral rather than acquiring Projects for direct ownership (each a "Loan"). The most likely entities the Company intends to lend to are Development Companies ("Borrowers"). To date, the Company has not issued any Loans due to the large volume of high-quality Project investment opportunities in the Brazilian solar market today.

Projects are each owned by a single-purpose entities ("SPE"). Each SPE is organized as a Brazilian Limitada or Ltda, the Brazilian equivalent of a U.S. limited liability company. Under Brazilian law, the assets, and liabilities of a Ltda are distinct. Thus, the liabilities of a Project held in one SPE will not affect the assets of another Project held in a different SPE.

As of the date of this Offering Circular, the Company owns 100% of each SPE, although there could be instances where the Company is a partner in a SPE with another party, such as the Development Company (as defined below). In all cases, the Company will exercise management control over the SPE.

The revenue from our Projects consists of the payments we receive from Subscribers each month. Revenue from Loans and Company Investments come from the interest earned while cash is invested. The Company will make a profit if cash flow from Projects, Loans and Company Investments exceed our expenses (see "Our Operating Costs and Expenses").

While we have opportunistically sold Projects in the past (see "Projects Sold"), the Company generally plans to hold the Projects indefinitely, creating a reliable stream of cash flow for Investors. Should the Company decide to sell Projects in the future, however, the General Partner would consider the following factors:

•       Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. With both revenue and most expenses locked in by contract, the cash flow from any Project should be predictable and consistent for as long as 25 years.

•       Project Consolidation: Some of the Projects will be too small or unusual for institutional buyers to consider purchasing on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, a portfolio of Projects might be expected to generate 50+ megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an institutional-grade transaction or securitization.

•       Cash Flow Stabilization: When the Company buys a Project, it will typically share the construction or repowering risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in Projects that are already generating positive cash flow, referred to as "stabilization". Thus, the Company may acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the portfolio stabilizes.

•       Increase in Residual Value: When the Company acquires a Project, the appraisal is based solely on the cash flows projected from executed Project Rental Contracts, with no residual value assumed for the Project. There is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale of energy into the merchant energy markets. This creates a sort of built-in "found value" for our Projects, which may be realized upon sale.

Investment Strategy

Development Companies

The Company sources most of its Projects from third parties in Brazil who specialize in developing solar projects ("Development Companies"). Energea Brasil Operações Ltda ("Energea Brazil"), an affiliate of the General Partner, is a Development Company. The Company's relationship with Development Companies may take several different forms. A Development Company might identify a potential project and permit, engineer and construct it. It might provide operations and maintenance support for a Project after it is built or might sell a Project to us and exit entirely.

Development Companies are compensated for their work and their risk. This compensation may take the form of an origination fee or a continued economic interest in the SPE. As of the date of this Offering Circular, no Development Companies have any economic interest in the SPEs. Where a Project is originated through Energea Brazil, Energea Brazil will cap the related-party origination fee at 5.0% of the overall Project's cost, which we believe is below the standard market rate for developing a Project (see "Compensation of General Partner").

Projects

We believe that we will be able to continue to source new Projects in Brazil for several reasons, including the fact that the cost of electricity in Brazil has risen over time. We believe this rise in energy costs has occurred for several reasons:

•       Even with the relatively low rates of economic growth Brazil has experienced in recent years, as compared to other developing countries, its energy needs continue to grow as the country modernizes and increases its use of electronic devices.

•       Brazil has relied extensively on electricity generated from hydropower. Hydroelectricity fluctuates with the seasons and most large hydroelectric projects have already been developed, so new projects come online at more expensive pricing.

•       Previous governments subsidized energy costs for decades. Recent changes in government have removed some of these subsidies, so the true cost of energy is now being passed through to end-users.

We seek a price for electricity that is simultaneously high enough to be profitable for our Investors and low enough to attract Subscribers. In markets where solar equipment is installed directly on a customer's property, larger discounts are generally required to provide adequate incentive for a deal. In Brazil, where solar energy is generated remotely and with little or no inconvenience to the Subscriber, we have historically provided Subscribers a discount off energy provided by the utility company between 15-25%. As of the date of this Offering Circular, the Company has 518 Subscribers with an average discount rate of 25.13% which is slightly higher than our target.

We primarily invest in Projects with the following characteristics:

•       Locations: We select locations based primarily on:
o   Brazilian states which have the most advantageous tax and energy economics;
o   Efficient access for maintenance;
o   Interconnection points with the electricity grid;
o   Solar irradiance; and
o   Acceptable security risks. The Company tries to avoid selecting Projects in locations with high crime areas which could expose the Project to an increased risk of theft and vandalism.

•       Right to Land: Typically, we lease the land where the Projects are built, pursuant to a lease that continues for at least the duration of the Project Rental Contract and gives us, as tenant, the right to extend.

•       Subscribers: A SPE will rent each Project to Subscribers through a Project Rental Contract (see "Summary of Supporting Contracts"). The Subscribers for a given Project will be private households and small businesses. Subscribers may opt out of a Project at any time and will be replaced by other Subscribers from a waiting list. Subscribers are entitled to a credit on their electric bill administrated through the local utility company and managed by Energea Brazil. The General Partner allocates energy to each Subscriber each month by submitting a Ratio to the interconnecting utility.

•       Operation and Maintenance: Each SPE will hire a company to perform some or all of the services necessary to maintain each Project in good working order. This includes preventative maintenance (such as inverter diagnostics, cleaning inverter fans and string testing), emergency maintenance (which is when a technical crew is dispatched to a Project to address an unexpected issue that occurred in the field), modules cleaning, site security and landscaping. In some cases, Energea Brazil will provide operations and maintenance services to the Projects (see "Compensation of General Partner").

•       Connecting Projects to the Local Electric Grid: Projects will not be connected directly to Subscribers. Instead, they will be connected to the local electric grid.

•       Minimum Technical Requirements ("MTR"): All technical aspects of each Project we invest in must meet the Company's MTR. The MTR is a comprehensive list of all venders and equipment makes/models which have gotten through the General Partner's due diligence process and are acceptable for use in the Projects. We analyze venders and the equipment they make to predict the field performance of the equipment and the financial strength behind warranties and guarantees. In addition to tracking venders and materials used in the construction, we also track best installation practices through the MTR. Each Project leaves lessons learned, and those lessons are incorporated into the collective memory of the General Partner by being added to the best practices component of the MTR.

•       Compliance with Brazilian Laws Applicable to Solar Projects: Each Project will comply with Normative Resolution ANEEL n° 482/2012 ("Ren 482"), the primary law governing community solar electricity systems in Brazil.

•       When the Company Invests in Projects: Normally, the Company will not invest in a Project until certain conditions are satisfied. Among these:
o   The SPE has executed contracts for the lease of the underlying land, for engineering, and for the construction of the Project, for the rental of the Project to a "Consortium", a full list of committed Subscribers and for operations and maintenance;
o   The electric utility has confirmed that the Project can connect with the electric grid;
o   All environmental and installation permits have been obtained;
o   We have executed installation service agreements (e.g., for all civil and site work, electrical installation, installation of racking, etc.); and
o   We have obtained insurance.

Thus, in most cases Investors are not exposed to significant Project-level risks until all these conditions are satisfied. However, the General Partner might make exceptions for exceptionally promising Projects. The General Partner will have sole discretion over whether to acquire or invest in a Project. See "Risks Factors" for more information.

Loans

The Company may provide Loans to Borrowers in Brazil. These Loans are designed to finance the development of new solar energy projects while relying on the credit of existing projects that rest on the balance sheet of the Borrower. Each time a new project reaches commercial operation; it contributes to the Borrower's overall collateral which allows the Company to extend additional credit to the Borrower.

•       Loan Issuance: As the Company raises capital through this Offering, the General Partner may lend some or all of it to Borrowers each month. Each disbursement is amortized on a separate amortization schedule which adheres to the terms and conditions of the Loan Agreement (see "Summary of Supporting Contracts").

•       Collateral: The Loans are senior debt and collateralized by a pledge of the shares in the Borrower's enterprise which includes solar projects held on the corporate balance sheet. Thus, by serving as the sole lender to a Borrower, the solar projects act as the primary form of collateral. As Loans are issued, the Borrower uses the loan proceeds to develop and construct more projects which are added to the overall collateral calculations.

As the Projects achieve commercial operation, Subscribers begin to make payments to our Borrower for energy produced by the Projects. In some cases, payments from the Subscribers to our Borrower are made directly to a segregated account controlled by the Company. As a condition to close a Loan, the Borrower grants the Company controlling rights to the collateralized assets, in the event of a default, the General Partner can easily step into the Borrower's cash flow to prevent revenue leakage during a default event. We believe the Company is particularly well-suited to issue Loans when solar projects act as collateral due to our General Partner's extensive experience owning and operating solar projects.

•       Loan Management: The General Partner will oversee the performance and compliance of Borrowers and the associated collateral. Their responsibilities include continuous monitoring of construction progress, energy production and cash flows to help ensure that loan terms are met. By working closely with the Borrowers and their projects, we mitigate risks associated with project delays and underperformance which could impair the Borrower. Close scrutiny of underlying projects during due diligence and loan servicing also ensures an efficient step-in during a default scenario.

Investment Committee

When we find a Project or Loan that meets the fundamental criteria described above, we consider the opportunity at a multi-disciplinary committee of experienced renewable energy executives of the General Partner ("Investment Committee"). To approve a Project or Loan for funding, a unanimous approval of the investment by the Investment Committee is required to move forward. A copy of the memorandum prepared by the General Partner for each Project or Loan is provided to Investors on the Platform and in our filings with the SEC through Form 1-U and 253(g)(2) filings. As of the date of this Offering Circular, the Investment Committee consists of the members outlined in the table below:

Name	Title	Due Diligence Responsibility
Arthur Issa / Daniel Chavez	Financial Analyst	Reviews historical financials and prepare projections for each Project and Loan incorporating cash flow, tax, technical and energy market variables.
Dave Rutty	Project Analyst	Compiles the IC Memos for Projects.
Francielle Assis	HR & HSEC Legal Coordinator	Examines the area where a Project is located for environmental, security and community-related risk factors.
Isabella Mendonca	General Counsel	Examines and/or prepares all documents related to a Project or Loan to ensure contracts meet Energea Global's requirements.
Juan Carvajales	Loan Analyst	Compiles the IC Memo for Loans.
Julio Cezar dos Santos de Morais	Electrical Engineer	Ensures all Projects meet our MTR. Produces a "punch list" of failures to be remedied if necassary.
Mike Silvestrini	Managing Partner	Originates and negotiates most investment opportunities.
Paulo Vieira	Director of Operations & Maintenance	Confirms the cost and strategy for operating and maintaining Project investments.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in renewable energy in the Brazilian market, including individuals, corporations and private funds, many of which have greater financial resources and lower costs of capital than we have.

There are numerous companies with investment objectives similar to ours. That said, the industry is going through a consolidation phase where a large pool of market participants is being consolidated into a smaller group of "successful" enterprises. Thus, we have fewer competitors today than we did five years ago, but those competitors are generally larger and more sophisticated than those that have folded or sold their position in the market.

Competitive variables include market presence and visibility, amount of capital to be invested per Project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential risk than we are, our investment volume and profit margins could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying projects that we have targeted for acquisition.

Although we believe we are well positioned to compete effectively in each facet of our business, there is competition in the market and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to grow the portfolio in the future.

Our Revenue and Income

The revenue comes from payments from our Subscribers in our Projects and the interest portion that we receive from Borrowers on our Loans. For the fiscal years ended December 31, 2024 and 2023, respectively, the Company's total revenue was $692,328 and $433,895, respectively, which is broken down below:

Revenue Recognition	Amount as of 12/31/2024	Amount as of 12/31/2023
Project Revenue	$692,328	$433,895
Loan Revenue	$0	$0

In addition to the revenue described above, the company may also earn additional income from Company Investments and gains from the sale of Projects. For the fiscal years ended December 31, 2024 and 2023, respectively, the Company's total other income was $69,665 and $262,919, respectively, which is broken down below:

Other Income Recognition	Amount as of 12/31/2024	Amount as of 12/31/2023
Company Investments	$69,665	$18,102
Sale of Projects	$0	$244,817

Our Revenue Recognition Policy follows ASC-606 which is a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Project Rental Contract or Loan Agreement
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant
Step 3 - Determine the Transaction Price	Amount contractually signed with Subscriber or Borrower
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the Subscriber
Step 5 - Recognize Revenue	At a point in time when the Subscriber or Borrower is invoiced

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses ("Company Operating Expenses"), including:

•       banking fees;

•       legal expenses;

•       payments to the General Partner for fees;

•       fees to wire money from Brazil to the U.S.;

•       payments to U.S. states to comply with their respective securities law ("Blue Sky Laws");

•       debt service and transactional payments (where we borrow money at the Company level);

•       annual financial audit expenses;

•       depreciation; and

•       U.S. and Brazilian taxes, some of which may not be eligible for a foreign tax credit in the United States.

The Projects also incur a variety of costs and expenses ("Project Operating Expenses"), including:

•       payments to third parties to operate and maintain the Projects;

•       lease payments to landowners;

•       debt service and transactional payments (where we borrow money at the Project level);

•       utilities;

•       on-site security;

•       payments to the third party that manages Subscriber electric bill credits;

•       Brazilian taxes, some of which may not be eligible for a foreign tax credit in the United States due to the absence of a tax treaty between the United States and Brazil;

•       banking fees;

•       depreciation; and

•       Project insurance.

The Company's total operating expenses for the fiscal year ended December 31, 2024 were $866,590.

U.S. and Brazilian Taxes

This PQA is not providing, or purporting to provide, any tax advice to Investors.  Every potential Investor is advised to seek the advice of his, her or its own tax professionals before making this investment. The securities sold in this Offering may have issues related to taxation at many levels, including tax laws and regulations at the state, local and federal levels in the United States, and at all levels of government in non-U.S. jurisdictions.

It is impractical to comment on all aspects of federal, state and local, and foreign tax laws that may affect the tax consequences of participation in the Company. Therefore, each prospective Investor should satisfy himself, herself or itself as to the tax consequences of participating in the Company by obtaining independent advice from his, her or its own tax advisers. Furthermore, while the Company will furnish to you any information required to be provided to you under applicable tax laws, preparation and filing of each Investor's tax returns shall be such Investor's responsibility.

The following summarizes the most significant Brazilian taxes that will be imposed on the SPEs and the Company, as well as the Federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current tax laws of Brazil, the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder ("Regulations"), and current administrative rulings and court decisions, all as of the date hereof.  These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Brazilian Taxes

Brazilian Taxes on Projects

Like the United States, taxes in Brazil are imposed at the federal, state, and local level. The federal government will impose the following taxes which are paid for by each SPE. It is important to note that each SPE elects to be paid on a real profit tax regime or a presumed profit tax regime each calendar year. Each year, the General Partner runs an analysis as to which tax regime they feel will be the most tax efficient for each SPE and makes the election accordingly on behalf of the SPE. Tax rates which are affected by this election are noted below:

•       A corporate income tax ("IRPJ") equal to (i) 15% of the SPE's taxable income, plus (ii) 10% of the SPE's taxable income per month in excess of R$20,000.

•       A social contribution tax ("CSLL") equal to 9% of the taxable income of the SPE.

•       A social integration tax ("PIS") equal to 1.65% (real) or ..65% (presumed) of the SPE's gross sales revenue.

•       A social security tax ("COFINS") equal to 7.6% (real) or 3% (presumed) of the SPE's gross sales revenue.

•       A financial operations tax ("IOF") equal to 3.5% on non-dividend foreign transactions and 0.38% on dividend transactions between the Company and the SPE.

The SPEs which elect for a real profit tax regime will be entitled to depreciation deductions with respect to certain equipment. Under a presumed profit tax regime, taxable income is set as 32% of total gross revenue, so no deductions apply.

At the state level, each SPE will be subject to a tax on purchased goods ("ICMS"). The ICMS rates vary by state but will typically be imposed at 18%.

At the local level, many municipalities impose a tax on revenues from services provided. These taxes are typically imposed at a rate of 5%.

NOTE: Brazil does not impose a tax on the Company itself or on Investors, nor does it require SPEs to withhold any taxes from distributions to the Company.

Brazilian Taxes on Loans

If the Company issues a Loan to a Borrower in Brazil, the transaction will be executed directly between the Company and the Borrower, without the use of a SPE. In such cases, the Company will be subject to the following taxes on the interest portion of the revenues generated from the Loan:

•       An IOF tax equal to:
•       0.0041% per day on the principal balance for loans to corporate borrowers;
•       0.0082% per day on the principal balance for loans to individual borrowers;
•       An additional flat rate of 0.38% applies to both corporate and individual borrowers.

•       An IRRF tax equal to:
•       22.5% for loans with a term of up to 180 days;
•       20% for loans with a term of 181 to 360 days;
•       17.5% for loans with a term of 361 to 720 days;
•       15% for loans with a term exceeding 720 days.

Brazilian Taxes on Company Investments

If the Company makes a Company Investment in Brazil, it will be subject to the following taxes on interest income, depending on the duration of the investment:

•       An IOF tax equal to:
•       3% of interest earned from investments held less than 29 days;
•       0% (exempt) if the investment is held for 30 days or more.

•       An income withholding tax ("IRRF") on interest earned equal to:
•       22.5% on interest earned from investments held for up to 180 days;
•       20% for investments held between 181 and 360 days;
•       17.5% for investments held between 361 and 720 days;
•       15% for investments held for more than 720 days.

U.S. Federal Income Taxes

The following is a summary of certain material United States federal income tax consequences of the ownership and disposition of the Class A Investor Shares but does not purport to be a complete analysis of all the potential tax considerations relating thereto.  Except as explicitly set forth below, this discussion is limited to U.S. Holders (defined below) who hold the Class A Investor Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction or under United States federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an Investor's particular circumstances or to Investors that may be subject to special tax rules.

As used herein, the term "U.S. Holder" means a beneficial owner of the Class A Investor Shares that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States, a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons control all of the substantial decisions of the trust or if a valid election is in place to treat the trust as a U.S. person.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for United States federal income tax purposes, holds Class A Investor Shares, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Class A Investor Shares, and partners in such partnerships, should consult their tax advisors.

Classification as a Corporation

The Company, although formed as a Delaware limited partnership, has affirmatively elected to be treated as a corporation under Subchapter C of the Code for federal income tax purposes.  Thus, the Company will be taxed at regular corporate rates on its income before making any distributions to holders of Class A Investor Shares as described below.

The General Intangible Low-Tax Income ("GILTI") tax on foreign investments is more favorable to our investors under a corporate tax structure as opposed to a partnership, where the tax on international assets would be levied on individuals. Under a partnership an investor would be responsible for 37% of all foreign profits generated from an international investment. A corporate tax structure allows the corporation to realize foreign tax credits. Under this corporate tax reporting structure, the corporate entity would only pay 21% tax on 50% of the foreign profits after foreign tax credits have been applied.

Taxation of Dividends Received From SPEs

The income of the Company will consist primarily of cash available for distribution ("CAFD") received from the SPEs in the form of a dividend. Because the SPEs will be foreign corporations, these dividends will be "non-qualified dividends" within the meaning of the Code and therefore subject to tax at ordinary income tax rates ("qualified dividends," including dividends from most U.S. corporations, are subject to tax at preferential rates).

Foreign Tax Credit

The Company, but not the Investors, might be entitled to credits for taxes paid by the SPEs in Brazil. Taxes imposed in Brazil which are not imposed on income may not receive a foreign tax credit.

Taxation of Distributions to Investors

Distributions to U.S. Holders out of the Company's current or accumulated earnings and profits, if any, will be taxable as dividends. A non-corporate U.S. Holder who receives a distribution constituting "qualified dividend income" may be eligible for reduced federal income tax rates. U.S. Holders are urged to consult their tax advisors regarding the characterization of corporate distributions as "qualified dividend income." Dividends received by a corporate U.S. Holder may be eligible for the corporate dividends-received deduction if certain holding periods are satisfied. Distributions in excess of the Company's current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares. Rather, such distributions will reduce the adjusted basis of such U.S. Holder's Class A Investor Shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. Holder's adjusted basis in its Class A Investor Shares will be taxable as capital gain in the amount of such excess if the Class A Investor Shares are held as a capital asset. In addition, Section 1411 of the Code imposes on individuals, trusts and estates a 3.8% tax on certain investment income (the "3.8% NITT").

Taxation Upon the Sale or Exchange of Class A Investor Shares

Upon any taxable sale or other disposition of Class A Investor Shares, a U.S. Holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between the amount of cash and the fair market value of any property received on such disposition; and the U.S. Holder's adjusted tax basis in the Class A Investor Shares. A U.S. Holder's adjusted tax basis in the Class A Investor Shares generally equals his or her initial amount paid for the Class A Investor Shares and decreased by the amount of any distributions to the Investor in excess of the Company's current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. Holders receive will include the amount of any cash and the fair market value of any other property received for their Class A Investor Shares, and the amount of any actual or deemed relief from indebtedness encumbering their Class A Investor Shares. The gain or loss will be long-term capital gain or loss if the Class A Investor Shares are held for more than one year before disposition. Long term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% NIIT.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company's income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his or her federal income tax returns, if any; provided, however, the Investors shall be responsible for determining their adjusted basis in their respective Class A Investor Shares. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors.

Each Investor must either report Company items on his or her tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

Summary of Supporting Contracts

Project Contracts

The Company will cause the SPEs to enter into five (5) main contracts for each Project:

•       Land Leases: The SPE will lease (rather than buy) the land where the Project is located, pursuant to a contract we refer to as a "Land Lease".

•       Project Rental Contracts: In all cases, the SPEs will rent the Projects to Subscribers (so that the Subscribers are, in form, generating their own solar power) pursuant to a contract we refer to as a "Project Rental Contract".

•       Construction Contracts: To build the Projects, the SPE will hire a third party to provide engineering, procurement, and construction services pursuant to a contract referred to as a "Construction Contract".

•       Project Maintenance Contracts: The SPE will then hire a company, and in some cases Energea Brazil, to operate and maintain the Projects pursuant to a contract referred to as a "Project Maintenance Contract" (see "Interest of Management and Others in Certain Transactions" and "Compensation of General Partner").

•       Credit Management Agreements: Each Project produces energy credits. To convert those energy credits into revenue, the SPE must hire a service provider to onboard Subscribers and administrate the allocation of energy to each Subscriber on a monthly basis. In most cases, these services are performed by Energea Brazil under the terms and conditions set forth in a "Credit Management Agreement" (see "Interest of Management and Others in Certain Transactions" and "Compensation of General Partner").

Each of these contracts are bi-lingual, both in English and in Portuguese, the national language of Brazil. Although the final terms and conditions and the title of the contract might differ from Project to Project, the rights and obligations of the parties will generally be consistent across all of the Projects.

Loan Contracts

The Company will enter into three (3) main contracts when making a Loan to a Borrower:

•       Loan Agreement: A Loan Agreement ("Loan Agreement") is a contract where the Lender provides funds to a Borrower up to a specified limit over a set borrowing period. The Borrower uses these funds to construct new solar projects. The Borrower grants the Lender a first-priority lien on all its assets as collateral, including the solar projects. The agreement includes conditions for advances, default triggers, and remedies for the Lender, with covenants ensuring compliance and asset segregation when appropriate.

•       Collateral Agreements: The "Collateral Agreements" are a collection of agreements and instruments designed to secure obligations under a Loan Agreement between a Borrower and the Company. These documents collectively establish, and perfect the Company's security interests in various assets and equity interests of the Borrower and related parties. They may include personal guarantees, corporate guarantees, promissory notes outlining repayment terms, and pledge agreements granting the Company priority liens on specific collateral. Supporting resolutions and certificates confirm the Borrower's authorization and compliance. The Collateral Agreements address repayment conditions, default remedies, rights over collateral, and ensure the Company's enforcement capabilities while defining limits on recourse where applicable.

•       Trust Agreement: Some, but not all, Loans will also have a "Trust Agreement". In circumstances where the General Partner requires more fiscal oversite over a Borrower, we will set up a trust which will receive all of the Borrowers revenue (usually payments for energy from their Subscribers). The General Partner will instruct the Trustee to pay principle and/or interest payments owed to the Company prior to distributing the remaining cash to the Borrower for their use in operations.

Material Legal Proceedings

In March 2023, two of the Company's SPEs, Energea Pedra do Indaiá Ltda ("Pedra do Indaia") and Energea Iguatama Aluguel de Equipamentos e Manutenção Ltda ("Iguatama"), initiated legal action against Alexandria Indústria de Geradores S.A. ("Contractor") due to breaches of the terms and conditions stipulated in the Construction Contracts.

The Contractor's failure to fulfill its obligations under both Construction Contracts resulted in the accrual of "Liquidated Damages" owed to the SPEs of Pedra do Indaia and Iguatama. Prior to legal action, a Confession of Debt was executed between the Company and the Contractor. This Confession of Debt imposed strict personal and corporate responsibility upon the Contractor to guarantee the owed amount to the SPEs. Regrettably, the Contractor failed to meet the payment obligations outlined in the Confession of Debt.

Subsequently, the Construction Contracts were terminated and the General Partner promptly initiated legal proceedings. The Company sought an injunction from the Courts of Rio de Janeiro to secure the payment, including the freezing of the Contractor's corporate bank accounts as a means to compel compliance.

The presiding Judge initially granted the injunction, compelling the Contractor to remit all Liquidated Damages, interest on overdue payments, and legal fees as specified in the Confession of Debt, within a three-day timeframe. Shortly thereafter, the proceedings were further complicated when the Contractor filed for bankruptcy protection and other secured creditors entered the process of collecting unpaid amounts. The lawsuit is still in process and may take several years to reach a final verdict.

Factors Likely to Impact the Performance of the Company

A comprehensive discussion on risks of investing in the Company can be found at the beginning of this Offering Circular. Below are risks that we believe deserve specific attention as they have the highest likelihood of impacting Investor returns. Following each risk is a brief description of mitigating strategies employed by the General Partner:

•       Foreign Country: There is an inherent risk when doing business in a foreign country. Foreign country risks include unexpected fees and taxes, unfair contact disputes, policy changes and other risks which may negatively affect estimated internal rate of return ("IRR").

o   Mitigating Strategy: Energea Global has a strong local presence in Brazil through our Rio de Janeiro office which employs approximately 35 Brazilian nationals. Foreign country risk is highest when we start doing business in a new foreign country and diminishes as we gain experience, diversify our local partnerships and develop best practices for dealing with unique challenges specific to a country. The General Partner has been operating energy investments in Brazil for over 7 years.

•       Foreign Exchange Rates: The revenue contracts for the Projects are paid in BRL. Exchange rates could worsen creating reduced dividends to our investors which are paid in U.S. dollars USD.

o   Mitigating Strategy: First, our long-term financial projections include a perpetual weakening of the BRL versus USD, so we expect a continuation of that phenomenon but can tolerate some level of FX softening while still maintaining our targeted returns. Second, Project Rental Contracts with Subscribers fluctuate each year based on changes in the energy price being charged by the interconnecting utility. Thus, if the BRL were to weaken substantially, it is likely that the cost of energy in Brazil would increase substantially and the Projects would generate more BRL per kWh delivered to Subscribers, thereby offsetting a portion of our exposure to FX risk.

•       Construction: There is a risk that the Project could encounter unforeseen delays or costs during the construction phase that could potentially delay dividends and result in a lower-than expected IRR.

o   Mitigating Strategy: Energea Global builds in liquidated damages whenever possible into contacts with our construction contractors. Liquidated damages hold the contractor responsible for any lost revenue resulting from construction delays. The General Partner also employs a team of construction managers who oversee the construction of Projects and ensure Projects meet our MTR.

•       Customer Default: Subscribers save 10-20% on their electric bills for each energy credit they receive from the Project. They have the option of unsubscribing any time they want, without penalty.

o   Mitigating Strategy: The Projects provide electricity to thousands of small Subscribers instead of a single, large, Subscriber. If one or several Subscribers don't pay their invoice or defect from the Project, the impact of projected returns is very small. We estimate a 4% default rate when projecting the cash flow from a Project, while historical default rates for utilities in the region are actually closer to 1%.

•       Theft / Damage: The equipment may be subject to theft or damage which is beyond the Company's control.

o   Mitigating Strategy: The Projects carry insurance to protect against major loss. We carry property insurance to cover theft or unexpected damage to the equipment, general liability insurance to protect us from incidents or injuries that could occur on site and business interruption insurance to cover lost revenue if a Project is out of operation for an extended period of time.

•       Solar Irradiance: The General Partner forecasts the energy production of each Project based on historical weather patterns. A deviation from historical weather patterns could result in lower-than-expected electrical production and decreased dividends. Projected returns use a P-50 production estimate. P-50 is an estimate of electrical production where there is a 50% statistical probability that the Project will produce more electricity and a 50% probability that the Project will produce less. This is an industry standard method of weather prediction and production estimating.

o   Mitigating Strategy: Diversifying across many Projects and geographical locations helps to mitigate the solar irradiance risk of any one specific Project. Loans also carry a lower exposure to solar irradiance than Project ownership.

•       Materials / Equipment: Equipment may fail or break down resulting in lower than anticipated production or unplanned additional operating expenses.

o   Mitigating Strategy: Equipment used in the Projects come with warranties (usually for 25 years) that protect against failure or lower than anticipated output. The General Partner also accounts for light-induced degradation when projected energy production from a Project and sets aside a contingency reserve for unforeseen mechanical issues that may arise.

Description of Property

The only property owned by the Company are the Projects. To date, the Company has not issued any Loans.

Projects Acquired

As of the date of this Offering Circular, the Company had acquired a total of 23 Projects.

Project Name	Entity Name	Project Size (AC)	Acquisition Date	Amount Invested*
Salinas	Project Salinas Geração S.A.	5.0 MW	4/15/19	$265,148
Itaguai III	Energea Itaguai III Aluguel de Equipamentos e Manutenção Ltda.	1.0 MW	3/6/20	$35,707
Iguatama	Energea Iguatama Aluguel de Equipamentos e Manutencao Ltda.	2.3 MW	10/12/20	$2,536,004
Pedrinopolis	Energea Pedrinopolis Ltda.	2.3 MW	5/21/21	$118
Pedra do Indaiá	Energea Pedra do Indaiá Ltda.	2.3 MW	10/1/21	$4,563,090
Divinópolis III	Energea Divinopolis Ltda.	2.3 MW	12/23/21	$3,004,954
Araxa I	Energea Araxa I Ltda	2.5 MW	12/23/21	$302,931
Araxa II	Energea Araxa II Ltda	2.5 MW	12/23/21	$303,475
Divinópolis II	Energea Divinopolis II Ltda	2.5 MW	1/4/22	$4,151,068
Corumbaíba	Energea Corumbaíba Ltda	2.5 MW	9/9/22	$1,490,688
Diamantina II	Energea Diamantina II Ltda	2.5 MW	10/17/22	$152,090
Formiga I	Energea Formiga I Ltda	2.5 MW	10/17/22	$205,557
Formiga II	Energea Formiga II Ltda	1.5 MW	10/17/22	$73,236
Naque	Energea Naque Ltda	1.5 MW	10/17/22	$123,330
Micros I	Energea Micros I Ltda	1.1 MW	12/29/22	$1,036,863
Itabapoana	Energea Itabapoana Ltda	2.5 MW	12/29/22	$94,590
Aparecida do Taboado II	Energea Aparecida do Taboado II Ltda	2.5 MW	4/12/23	$179,044
Frei Inocêncio	Energea Frei Inocêncio Ltda	2.5 MW	4/12/23	$95,567
Nova Lacerda	Energea Nova Lacerda Ltda	2.5 MW	4/12/23	$73,611
Monte Sião	Energea Portfolio Geração de Projetos MG II Ltda	2.5 MW	4/17/23	$95,833
Aparecida do Taboado I	Energea Aparecida do Taboado I Ltda	2.5 MW	5/24/23	$155,176
Iguatama II	Energea Iguatama II Ltda	2.5 MW	12/20/24	$1,889,588
Micros II	Energea Micros II Ltda	750kW	11/11/24	$0
	TOTAL			$20,827,668
* as of December 31, 2024

Projects Sold

As of the date of this Offering Circular, the Company has sold 10 Projects.

Project Name	Entity Name	Project Size (AC)	Date Sold	Sale Price Net of Taxes
Salinas	Project Salinas Geracao S.A.	5.0 MW	05/11/2021	$147,717
Pedrinopolis	Energea Pedrinopolis Ltda.	2.3 MW	05/11/2021	$150,379
Itaguai III	Energea Itaguai III Aluguel de Equipamentos e Manutencao Ltda.	1.0 MW	05/19/2021	$44,408
Aparecida do Taboado I	Energea Aparecida do Taboado I Ltda	2.5 MW	06/06/2023	$136,029
Frei Inocêncio	Energea Frei Inocêncio Ltda	2.5 MW	06/06/2023	$124,925
Monte Sião	Energea Portfolio Geração de Projetos MG II Ltda	2.5 MW	06/06/2023	$126,224
Nova Lacerda	Energea Nova Lacerda Ltda	2.5 MW	06/06/2023	$93,427
Formiga II	Energea Formiga II Ltda	1.5 MW	06/06/2023	$100,344
Naque	Energea Naque Ltda	1.5 MW	06/06/2023	$178,011
Itabapoana	Energea Itabapoana Ltda	2.5 MW	06/06/2023	$133,061
	TOTAL			$1,234,525

Projects Owned

As of the date of this Offering Circular, the Company holds 13 Projects. The table below lists the total amount the Company invested into each Project and the estimated Project cost. Please refer to the links in the column labeled "Form 1-U" for the Project Memo which gives in-depth information regarding each Project such as its location, the system size, contractors used to construct the Project, information about other stakeholders, information about the buyer of the energy and environmental commodities and the estimated economics of the Project. The Project Memos can also be found on the Platform.

Project Name	Entity Name	Project Size (AC)	Estimated Projected Cost	Amount Invested*	Form 1-U
Iguatama	Energea Iguatama Aluguel de Equipamentos e Manutencao Ltda.	2.3 MW	$2,536,004	$2,536,004	Link
Pedra do Indaiá	Energea Pedra do Indaiá Ltda.	2.3 MW	$4,563,090	$4,563,090	Link
Divinopolis III	Energea Divinopolis Ltda.	2.3 MW	$3,198,961	$3,004,954	Link
Araxa I	Energea Araxa I Ltda	2.5 MW	$324,291	$302,931	Link
Araxa II	Energea Araxa II Ltda	2.5 MW	$328,767	$303,475	Link
Corumbaíba	Energea Corumbaíba Ltda	2.5 MW	$2,915,386	$1,490,688	Link
Divinópolis II	Energea Divinopolis II Ltda	2.5 MW	$4,312,924	$4,151,068	Link
Micros I	Energea Micros I Ltda	1.1 MW	$1,040,946	$1,036,863	Link
Aparecida do Taboado II	Energea Aparecida do Taboado II Ltda	2.5 MW	$203,303	$179,044	TBD
Diamantina II	Energea Diamantina II Ltda	2.5 MW	$152,090	$152,090	TBD
Formiga I	Energea Formiga I Ltda	2.5 MW	$211,255	$205,557	TBD
Iguatama II	Energea Iguatama II Ltda	2.5 MW	$1,955,102	$1,889,588	Link
Micros II	Energea Micros II Ltda	750kW	$604,181	$0	Link
	TOTAL		$22,346,300	$19,815,352
* as of December 31, 2024

Management Discussion and Analysis of Financial Condition and Result of Operation

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in herein (see "Caution Regarding Forward-Looking Statements" and "Risk Factors"). Unless otherwise indicated, the latest results discussed below are as of December 31, 2024.

Summary of Key Accounting Policies

Investments

For financial statement purposes, the Company accounts for investments in Projects under ASC 360. The Projects are carried at cost and will be depreciated on a straight-line basis over the estimated useful life of the related assets.

Impairment

The Company evaluates for impairment under ASC 360, utilizing the following required steps to identify, recognize and measure the impairment of a long-lived asset to be held and used:

•       Indicators of impairment - Consider whether indicators of impairment are present.

•       Test for recoverability - If indicators are present, perform a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the long-lived asset in question to its carrying amount (as a reminder, entities cannot record an impairment for a held and used asset unless the asset first fails this recoverability test).

•       Measurement of an impairment - If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of the long-lived asset, determine the fair value of the long-lived asset and recognize an impairment loss if the carrying amount of the long-lived asset exceeds its fair value.

Revenue Recognition

The company follows ASC 606 guidelines for revenue recognition. To apply this principle, the standard establishes five key steps:

•       Step 1: Recognize the contract with the customer

•       Step 2: Specify performance obligations

•       Step 3: Establish transaction price

•       Step 4: Allocate transaction price to performance obligations

•       Step 5: Recognize revenue

Market Outlook and Recent Trends

The Brazilian solar market is expected to continue growing steadily through 2025 and 2026, with total installed capacity likely to exceed 50 gigawatts by the end of the period. Growth is driven primarily by the distributed solar segment (the segment the Company participates in), which represents more than 60 percent of national capacity and continues to benefit from high retail electricity rates and favorable economics for Subscribers. While the implementation of Law 14.300 has introduced a phased-in network usage fee for new distributed solar projects, the grandfathering of legacy projects and continued demand in the commercial and agricultural sectors are expected to sustain momentum. To date, all of the Projects owned by the Company have been grandfathered into the previous framework which minimizes network usage fees.

In the utility-scale segment, the shift from government auctions to private bilateral contracts is accelerating. Corporate offtake agreements-particularly in sectors such as agribusiness and retail-are now the dominant driver of new project development, supported by the ongoing expansion of Brazil's deregulated energy market. At the same time, financing sources have diversified, with green debentures, private credit, and international capital increasingly supplementing traditional development bank funding.

Challenges include transmission constraints in solar-intensive regions and continued exposure to currency volatility. Despite these headwinds, Brazil remains one of the most resilient solar markets in Latin America, with a maturing regulatory framework, improving access to capital, and growing corporate demand supporting its medium-term outlook.

Calculating Distributions

The Company intends to make distributions monthly, to the extent the General Partner, in its discretion, determines that cash flow is available for distributions and in a manner consistent with the Authorizing Resolutions. Any other distributions shall be made pursuant to the terms of the LP Agreement which gives the General Partner broad discretion whether to make any distributions. To date, the Company has not made a profit, although it has had distributable cash flow. Below are the activities of the Company that generate the cash flow which could be used to fund distributions:

Sources of Distributable Cash Flow

•       Net income received from the Projects

•       Interest payments received from the Borrowers

•       Interest payments received from Company Investments

•       Net Proceeds from Capital Transactions
o   Originates from the sale or refinancing of Projects
o   Net proceeds are the gross proceeds of the capital transaction minus associated expenses, including debt repayment

•       Liquidated Damages from Construction Agreements
o   Penalties paid by EPC Contractors when Projects are delivered behind schedule
o   Liquidated Damages are not booked as revenue but are considered distributable cash flow

When the Company has distributable cash flow and the General Partner determines to make a distribution, here is an overview of how these distributions are allocated and calculated:

Allocation of Distributions

Distributable cash flow, if any, is distributed to the Preferred Equity Investors, on a pari passu basis, and the General Partner in the following order of priority:

•       First, the Preferred Return;

•       Thereafter, any additional cash flow shall be distributed 70% to Preferred Equity Investors and the Carried Interest to the General Partner.

Calculation of Preferred Return

The General Partner discounts each month of Estimated NOI (see "Price of Class A Investor Shares") by the same discount rate until the cash flow results in an internal rate of return ("IRR") of 7% ("Adjusted NOI").  The IRR is calculated using the XIRR function and is based upon the price an Investor paid per Class A Investor Share. The resulting Adjusted NOI is the monthly distribution that would need to be paid to Investors for them to receive their Preferred Return. Since all months of Estimated NOI are discounted evenly, the Adjusted NOI maintains the same seasonality curve as the Estimated NOI. If the actual NOI for any month is less than the Adjusted NOI, the Investors receive all the cash distributed that month and the shortfall is carried forward so that Investors catch up on their Preferred Return prior to any Carried Interest being paid. The IRR is calculated based upon the price an Investor paid per Class A Investor Share, and not on any revenue or profit achieved by the Company. To date, the Company has not made a profit, although it has had distributable cash flow. To the extent the Company has distributable cash flow but has no current or accumulated earnings and profit, such distributions are considered a return of capital for U.S. federal income tax purposes to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares.

Calculation of Carried Interest

If the General Partner determines that a distribution can be made with distributable cash flow, and the amount of distributable cash flow is greater than the Adjusted NOI for the month (and the Investors are therefore on track to receive their Preferred Return), the General Partner will receive a Carried Interest. Any distributable cash flow that is greater than the Adjusted NOI (plus any shortfall from previous months) will be divided between the General Partner and the Preferred Equity Investors where the General Partner will get 30% of the excess and Preferred Equity Investors will get 70% of the excess.

Distributions

Provided we have distributable cash flow (see "Sources of Distributable Cash Flow"), we will authorize and declare distributions based on the Projects' net income, interest paid on Loans and interest earned on Company Investments during the preceding month minus any amounts held back for reserves.

While we are under no obligation to do so, our General Partner may declare other periodic distributions as circumstances dictate.

To date, the Company has not made a profit, although it has had distributable cash flow. To the extent the Company has distributable cash flow but has no current or accumulated earning and profit, such distributions are considered a return of capital for U.S. federal income tax purposes to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares and reported to Investors on a Form 1099-B. To the extent the Company makes distributions from profits in the future, such distributions will be classified as dividends and reported to Investors on a Form 1099-DIV.
Please note that in some cases, Investors have cancelled their purchase of Class A Investor Shares after distributions were made. In that case, the distribution allocated to that Investor is returned to the Company and the bookkeeping is updated to reflect the change in cash distributed. Thus, all figures below are subject to change.

Below is a table depicting the fees paid and distributions made from the Company since inception. Note that whenever the table shows that the General Partner has received its Carried Interest, the Investors have received their full Preferred Return, as defined in "Allocations of Distributions". In those cases where the General Partner does not receive its Carried Interest, distributions were not sufficient to distribute to Investors their Preferred Return.

Distribution Date	Distributable Cash Flow	Preferred Return	Additional Cash Flow (70%)	Carried Interest* (30%)	Class A Investor Distributions**	Cash on Cash Yield***
5/20/21	137,235.23	50,103.18	82,716.23	4,415.82	132,819.41	20.18%
6/24/21	34,398.08	11,331.28	22,183.64	883.16	33,514.92	2.99%
7/24/21	33,961.13	8,663.79	24,414.18	883.16	33,077.97	2.74%
8/26/21	20,320.88	6,615.89	12,821.83	883.16	19,437.72	1.40%
9/23/21	20,320.79	6,829.13	12,608.50	883.16	19,437.63	1.27%
10/27/21	20,320.80	6,951.10	12,486.54	883.16	19,437.64	1.09%
11/30/21	20,320.80	7,054.00	12,383.64	883.16	19,437.64	1.02%
12/24/21	18,977.20	13,651.91	5,325.29	0.00	18,977.20	0.84%
2021 Total	$305,854.91	$111,200.28	$184,939.85	$9,714.78	$296,140.13	31.53%
1/26/22	10,973.59	3,316.66	5,890.61	1,766.32	9,207.27	0.32%
2/24/22	8,787.12	3,020.41	4,883.55	883.16	7,903.96	0.27%
3/29/22	9,860.27	3,957.94	5,019.17	883.16	8,977.11	0.28%
4/29/22	7,068.65	3,351.29	3,717.36	0.00	7,068.65	0.22%
5/31/22	7,068.14	2,992.40	4,075.74	0.00	7,068.14	0.21%
6/30/22	24,999.75	10,725.17	14,274.58	0.00	24,999.75	0.68%
7/29/22	25,000.10	6,134.70	18,865.40	0.00	25,000.10	0.66%
8/27/22	24,073.19	20,127.59	3,156.48	789.12	23,284.07	0.56%
9/27/22	23,677.18	10,506.53	10,536.52	2,634.13	21,043.05	0.48%
10/27/22	23,774.37	10,254.62	10,815.80	2,703.95	21,070.42	0.72%
11/29/22	33,759.97	14,656.27	15,282.96	3,820.74	29,939.23	0.44%
12/28/22	27,897.02	12,302.77	12,475.40	3,118.85	24,778.17	0.70%
2022 Total	$226,939.35	$101,346.35	$108,993.57	$16,599.43	$210,339.92	5.54%
1/27/23	23,705.24	10,855.76	11,623.77	1,225.71	22,479.53	0.39%
2/24/23	28,739.48	12,192.29	13,072.28	3,474.91	25,264.57	0.41%
3/27/23	33,687.38	15,314.18	15,617.22	2,755.98	30,931.40	0.48%
4/28/23	33,709.20	15,474.53	15,499.47	2,735.20	30,974.00	0.44%
5/30/23	35,708.77	16,432.24	16,385.05	2,891.48	32,817.29	0.43%
6/26/23	43,709.57	20,252.44	19,938.56	3,518.57	40,191.00	0.48%
7/25/23	98,709.19	45,896.06	44,891.16	7,921.97	90,787.22	0.95%
8/28/23	33,708.43	15,668.70	15,333.77	2,705.96	31,002.47	0.31%
9/27/23	85,715.70	41,000.83	38,007.64	6,707.23	79,008.47	0.76%
10/27/23	88,636.35	35,620.88	45,063.15	7,952.32	80,684.03	0.72%
11/24/23	83,704.70	40,601.46	36,637.08	6,466.16	77,238.54	0.67%
12/26/23	79,097.93	38,374.75	34,613.45	6,109.73	72,988.20	0.59%
2023 Total	$668,831.94	$307,684.12	$306,682.60	$54,465.22	$614,366.72	6.63%
1/26/24	57,055.87	26,770.27	25,742.36	4,543.11	52,512.63	0.41%
2/27/24	58,167.84	34,041.33	22,678.83	1,447.68	56,720.16	0.41%
3/26/24	67,053.57	32,587.99	32,397.48	2,068.10	64,985.47	0.46%
4/26/24	50,056.17	25,750.84	24,305.33	0.00	50,056.17	0.35%
5/24/24	50,361.60	26,356.09	24,005.48	0.00	50,361.57	0.34%
6/27/24	52,259.23	24,629.08	24,314.24	3,315.62	48,943.32	0.32%
7/26/24	72,671.64	37,364.11	35,306.85	0.00	72,670.96	0.47%
8/26/24	111,083.25	55,830.45	50,252.39	5,000.00	106,082.84	0.61%
9/27/24	112,739.23	53,582.40	50,282.70	8,873.52	103,865.10	0.57%
10/28/24	122,722.56	65,708.06	39,889.80	17,104.35	105,597.86	0.50%
11/26/24	131,924.48	68,088.72	55,506.92	8,298.65	123,595.64	0.57%
12/24/24	137,163.19	75,732.81	59,884.78	1,535.76	135,617.59	0.62%
2024 Total	$1,023,258.63	$526,442.15	$444,567.16	$52,186.79	$971,009.31	5.63%
1/24/25	92,252.30	54,300.15	37,952.14	0.00	92,252.30	0.41%
2/25/25	100,850.44	63,545.60	37,304.84	0.00	100,850.44	0.39%
3/27/25	100,000.00	67,246.88	32,753.12	0.00	100,000.00	0.37%
2025 Total	$293,102.74	$185,092.63	$108,010.11	$0.00	$293,102.74	1.17%
TOTAL	$2,517,987.57	$1,231,765.53	$1,153,193.29	$132,966.22	$2,384,958.82	50.50%

*Note: The General Partner reserves the right to reduce its Management Fees and/or Carried Interest payments for any reason or to protect the desired cash yield to Investors. For more information regarding the Management Fees and Carried Interest paid to our General Partner, see "Compensation of General Partner".
**Note: Class A Investor distributions are equal to the Preferred Return plus any additional cash flow, please see "Calculating Distributions".

***Note: Monthly cash-on-cash yield values are calculated by dividing the Investor Distributions amount by the total cost basis of all outstanding shares at the time the distribution is issued. Year-end cash-on-cash yields are calculated by summing all monthly cash-on-cash yields for the respective year.

Past Operating Results

Since the Company's inception in 2020, it has grown each year with the construction and acquisition of new Projects. In 2022, the Company turned its first Project on: Iguatama I. In 2023, the Company added Micros I. In 2024, we completed Pedra do Indaiá and Divinópolis II, and acquired an operational project, Iguatama II. In 2025, Divinópolis III, Corumbaíba, and Micros II are expected to be completed. In addition to completing these construction Projects, the Company intends to acquire additional fully-operational Projects as well.

During the construction phase, the Company has experienced challenges which have caused us to strategize alternatives for maintaining targeted cash yield. These challenges are mainly related to construction and interconnection delays. Many of our Projects are in remote parts of Brazil where finding sophisticated construction partners and responsive utility companies can be difficult. The Company's second large format asset, Pedra do Indaia, reached mechanical completion in July 2023 but was not interconnected to utility until May of 2024. To offset the impact on cash flows caused from the delays in interconnecting Pedra do Indaia, the Company added Micros I, sold certain Projects (see "Description of Property") and collected Liquidated Damages from contractors (see "Material Legal Proceedings").

As a result of these maneuvers, the overall returns of the Company have held firmly within our targeted range of 14-16% after fees paid to the General Partner and delivered distributions on schedule every month of 2024. As the Company completes construction of the remaining Projects, we expect the portfolio to stabilize and to settle into a consistent rhythm of dividends to Investors.

We will delay the construction of Araxa I and Araxa II until we have taken full advantage of a market rife with operational projects for sale and have completed the construction of Corumbaíba and Micros II. We plan to sell Diamantina II and Formiga I prior to construction.

Operating Results for Fiscal Years ended December 31, 2024 and 2023

As of December 31, 2024 and 2023, the Company had assets totaling $25,649,364 and $16,716,219, respectively, on its balance sheet, comprised of cash on hand of $4,593,375 and $470,153, respectively, property and equipment net of depreciation of $19,417,432 and $13,507,831, respectively, other current assets of $375,914 and $1,376,262, respectively, and non-current assets of $1,262,643 and $1,361,973, respectively. The Company's total liabilities and members' equity was $25,649,364 and $16,716,219, respectively. Liabilities totaled $7,844,317 and $6,472,886, respectively and equity owned by the Investors totaled $17,805,047 and $10,243,333, respectively.

The significant increase in assets and liabilities, was due to the escalation of investments to complete the Projects under construction and the increase of capital raised from Investors.

For the fiscal years ended December 31, 2024 and 2023, the Company generated revenue of $692,328 and $433,895, respectively. This increase was primarily driven by the Pedra do Indaiá and Micros I Projects, which began generating revenue in 2024.

As of December 31, 2024 and 2023, the Company's portfolio operating expenses were $338,673 and $159,274, respectively, including professional fees, advertising and marketing, software subscription, taxes, depreciation, and other general and administrative expenses. As of December 31, 2024 and 2023, the Projects' operating expenses were $527,917 and $234,181 respectively, covering professional fees, travel, taxes, depreciation, operation and maintenance, and other general and administrative expenses. The increase in operating expenses was due to the addition of Projects being turned on.

Consequently, for the fiscal year ended December 31, 2024, the Company incurred a loss from operations totaling $174,262, compared to a gain of $40,440 in 2023. For the fiscal years ended December 31, 2024 and 2023, total other expenses were $539,056 and $162,733, respectively. As a result, the Company's total net loss for the years ended December 31, 2024 and 2023 was $713,318 and $122,293, respectively. Unrealized foreign currency exchange loss for the years ended December 31, 2024 and 2023 was $248,301 and $13,905, respectively. Although several Projects became operational and revenue increased, the Company will not realize the full revenue potential of these Projects until all associated Project Rental Contracts are fulfilled.

Leverage

The Company might borrow money to invest in Projects, depending on the circumstances at the time. If the Company needs to move quickly on a Project and has not yet raised enough capital through the Offering (or other concurrent offerings), it might make up the shortfall through borrowing. The General Partner will make this decision on an as-needed basis.

On October 5, 2020, the Company entered into a third-party Credit Agreement with Lattice Energea Global Revolver I, LLC ("Lender"), which is unaffiliated with the General Partner. This Agreement extends up to $5,000,000 of credit to the Company which can be used to construct Projects. After construction, the amounts owed convert into long-term project finance for a 10-year term. As of December 31, 2024, the Company's outstanding balance under the line of credit is $4,481,843.

On December 22, 2023, the parties amended the above described Credit Agreement to release the General Partner and establish the Company as the sole borrower. This included certain underlying Projects as collateral: Iguatama, Pedra do Indaiá, Divinopolis II, Divinopolis III, and Micros I.

Since the interest rate on this loan is lower than the anticipated IRR of the Projects, we expect this loan to lever returns to Investors while providing liquidity necessary to accelerate through construction to achieve distributions to Investors faster.

Liquidity and Capital Resources

We are dependent upon the net proceeds from the Offering to conduct our proposed investments. We will obtain the capital required to purchase new Projects and to issue Loans and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders, from short term advances from the General Partner and from undistributed funds from our operations. As of December 31, 2024, the Company had $4,593,375 of cash on hand and equivalents, which will be used to pay for the remaining costs of constructing Divinopolis III, Corumbaíba and Micros II Projects.

Method of Accounting

The compensation described in this section was calculated using the accrual method in accordance with U.S. GAAP.

Directors, Executive Officers & Significant Employees

Names, Positions, Etc.

The Company itself has no officers or employees. The individuals listed below are the Managing Partners, Executive Officers, and Significant Employees of Energea Global, the General Partner of the Company.

Name	Position with General Partner	Age	Term of Office	Approximate Hours Per Week If Not Full Time (1)
Executive Officers
Mike Silvestrini	Managing Partner	45	01/01/2017 - Present	Full Time
Chris Sattler	Managing Partner	45	01/01/2017 - Present	Full Time
Gray Reinhard	Managing Partner, CTO	40	01/01/2020 - Present	Full Time
Isabella Mendonça	Managing Partner, General Counsel	33	10/02/2020 - Present	Full Time

Significant Employees
Arthur Issa	Financial Analyst	30	05/23/2018 - Present	Full Time
Paulo Vieira	Director of O&M	38	01/29/2024 - Present	Full Time
Francielle Assis	HR & HSEC Legal Coordinator	33	07/24/2023 - Present	Full Time
Marta Coelho	Controller, Global	52	12/07/2018 - Present	Full Time
Dave Rutty	Project Analyst	35	06/13/2022 - Present	Full Time
Julio Cezar dos Santos de Morais	Electrical Engineer	35	09/25/2023 - Present	Full Time
Juan Carvajales	Loan Analyst	52	08/01/2023 - Present	Full Time

(1) The above listed employees do not record specific hours to each company managed by Energea Global Rather, the employees focus their full-time and energy to each Project, Loan, or process as needed. The General Partner cannot estimate number of hours per week spent managing this or any particular company as the employees are salaried. The work required to manage the Company and other companies managed by Energea Global changes from time to time depending on the number and frequency of Projects resulting from the amount they raise in each Offering. As the companies grow, dedicated staff are brought in to exclusively manage a specific company. As of December 31, 2024, there are no staff members exclusively dedicated to the Company and it is managed by the General Partner's executive team and certain significant employees.

Family Relationships

Marta Coelho, the General Partner's Controller, is the sister-in-law of Mike Silvestrini, a Managing Partner. There are no other family relationships among the executive officers and significant employees of the General Partner.

Ownership of Related Entities

The General Partner of the Company, is majority owned by Mike Silvestrini, a resident of Chester, Connecticut. Energea Brazil, our affiliated Development Company in Brazil, is owned by Energea Global.

Business Experience

Mike Silvestrini

Mike is an accomplished professional with over 15 years of experience in the solar energy industry. He has played an executive key role in the development of over 500 solar projects across the United States, Brazil, and Africa while being directly responsible for nearly one billion of combined solar project finance.

Since 2017, Mike has been the Co-Founder & Managing Partner at Energea Global LLC. In his capacity as Co-Founder & Managing Partner of the General Partner, Mike directs the Investment Committee which determines the investment strategy for all funds managed by the business. To date, Energea Global manages 3 funds formed to acquire and operate solar power projects: the Company, Energea Portfolio 3 Africa LP, and Energea Portfolio 4 USA LP. See "Other Solar Energy Funds" below for the status each fund's offerings.

Since 2015, Mike has served as a Board Member of the Big Life Foundation, an organization dedicated to preserving over 1.6 million acres of wilderness in East Africa. Through community partnerships and conservation initiatives, Big Life protects the region's biodiversity and promotes sustainable practices.

From 2008 to 2017, Mike co-founded and served as the CEO of Greenskies Renewable Energy LLC, a leading provider of turnkey solar energy services. His expertise contributed to the development, financing, design, construction, and maintenance of solar projects across the United States. Notably, he was involved in solar installations on Target Corporation stores and distribution centers, Wal-Marts and Sam's Clubs, Amazon distribution centers, capped municipal landfills, and any schools and universities.

Mike's track record in renewable energy, his involvement in hundreds of solar projects worldwide, and his dedication to environmental sustainability position him as a driving force in managing investments in solar generating assets.

Chris Sattler

Chris is a seasoned energy entrepreneur with a proven track record in building and scaling companies in the renewable and retail energy sectors. Most recently, he served as Chief Executive Officer of IVI Energia, a joint venture between Energea Global and Brookfield Asset Management. Over his 18-month tenure, he led the company from inception to a $280 million valuation before returning to his role at Energea Global.

Earlier in his career, Chris co-founded North American Power and served as Chief Operating Officer. Under his leadership, the company expanded into more than 35 utility markets across the U.S., serving over one million residential and small commercial customers. In 2017, the company was acquired by Calpine Corporation with annual gross sales exceeding $850 million.

Chris holds a Bachelor's degree in Real Estate and Urban Economics from the University of Connecticut School of Business and is an alumnus of Harvard Business School's Program for Leadership Development. He currently resides in Rio de Janeiro.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray's career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several Fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country's largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects owned by the company.

Prior to joining Energea Global in January 2020, Gray served as the CTO of Dwell Optimal Inc. which assists businesses providing employees with travel accommodations.

Gray studied at Princeton University.

Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy group, working in regulatory, contractual and corporate matters related to renewable energy project development.

From 2016 until she joined Energea Global, Isabella was an associate in the corporate and securities practice at Mayer Brown in the Rio de Janeiro office.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master's degree (LLM) from the University of Chicago.

Arthur Issa

Arthur Issa was one of the first employees at Energea Global, starting in May, 2018. Over the course of his time with the business, Arthur has participated in the successful closing of more than 100 MW of solar projects and developed the financial models that support more than $300mm of AUM. Arthur is responsible for financial modeling of all Projects and Loans at Energea Global. He also supports the company's corporate financial planning through detailed financial modelling, reporting and cash flow management. As an integral part of the team, he provides the tools necessary for management to make investment decisions for Energea Global and the Company. Arthur has a B.S. in Production Engineering from University Candido Mendes in Rio de Janeiro, Brazil.

Paulo Vieira

Paulo is an accomplished electrical engineer with a master's degree in Energy Resources Engineering and over 5 years of leadership experience in the renewable energy sector. He currently serves as the Global O&M Manager at Energea Global, where he oversees operations and maintenance across a global portfolio of photovoltaic assets spanning the USA, Brazil, and South Africa. Paulo is a member of Energea Global's Investment Committee.

Specializing in solar energy systems, Paulo has led the operations of more than 2.2 GW of solar projects. His expertise includes O&M strategy development, performance optimization, technical team leadership, and cost control initiatives aimed at improving operational KPIs and financial performance. His professional journey includes strategic roles at Recurrent Energy, Enel Green Power, COMERC Energia, Solarig, and AKTOR SA, where he managed large-scale solar assets and drove operational excellence through data-driven decision-making and cross-functional coordination.

Paulo also brings a strong academic foundation, with a postgraduate specialization in Photovoltaic Solar Systems and international experience through Brazil's Scientific Mobility Program in the U.S., where he studied at The University of Texas at El Paso. He is deeply committed to advancing clean energy and delivering high-impact, data-driven solutions in the solar power sector.

Francielle Assis

Francielle has over five years of professional legal experience with a focus on labor and corporate law within large-scale corporate environments. Since September 2024, she has served as HR & HSEC Legal Coordinator at Energea Global. In that capacity, she ensures compliance with labor laws and regulations for all corporate Human Resources and oversees the company's Health, Safety, Environment and Community ("HSEC") compliance and risk mitigation. Her responsibilities include managing labor litigation, advising on employment law matters, and coordinating with regulatory agencies and external legal counsel. She also attends site visits for each Project to opine on the community and security risk prior to investment and sits on Energea Global's Investment Committee.

Prior to joining Energea Global, Francielle was a Senior Strategic Labor Attorney at CPFL Energia, one of Brazil's largest energy companies. There, she led complex employment litigation strategies and advised on collective labor issues. She also served as Labor Attorney at CPFL, supporting operational and strategic labor matters across the company's various business units.

Earlier in her career, Francielle worked in both private law firms and governmental institutions, handling labor and civil litigation. Her experience includes managing procedural strategies and representing corporate clients in both individual and collective labor disputes, demonstrating a high level of legal and operational competence.

Marta Coelho

Since its inception in 2018, Marta Coelho has served as the Controller at Energea Global, bringing with her a wealth of experience and expertise in finance and accounting. As the global Controller, Marta plays a crucial role in managing all financial aspects, including account management, taxation, and audits, for Energea Global's diverse range of operating entities and projects across Africa, Brazil, and the USA. Marta leads a team of subordinate controllers and accountants at Energea Global and coordinates with a bench of third-party accounting firms across our jurisdictions of operation.

Dave Rutty

Dave is a highly experienced solar professional with over 12 years of hands-on experience building, maintaining, and managing solar projects. As a Project Analyst at Energea Global, he plays a pivotal role in overseeing construction and maintenance operations across all markets, ensuring projects are executed with precision, safety, and technical excellence. Dave is responsible for preparing Investment Committee memos across Energea Global's multidisciplinary team of experts to ensure all investments meet the company's stringent compliance requirements.

From 2020 to 2022, Dave served as a Managing Partner at SRES, a solar contracting company based in the northeastern U.S. Prior to that, Dave was served as the Vice President of Operations and Maintenance at Greenskies Renewable Energy LLC.

Julio Cezar dos Santos de Morais

Julio is an experienced electrical engineer specializing in photovoltaic systems, currently serving as an Electrical Engineer at Energea Global since October 2023. He oversees project design, field and factory inspections, and engineering analysis for distributed generation systems. His technical expertise includes tools such as PVSyst, AutoCAD, and protection design for medium-voltage applications.

Over the past nine years, Julio has held engineering roles at CPFL Renováveis, Deode Energia, MEPEN Energia, and others, where he managed solar projects exceeding 100 MW of combined solar power generation capacity. Julio led technical teams and performed system simulations and commissioning. He holds both bachelor's and master's degrees in Electrical Engineering from the Federal University of Technology - Paraná (UTFPR), with academic research published in the field of power electronics.

Juan Carvajales

Juan is a seasoned business development professional with over 15 years of experience in the renewable energy sector across U.S. and Latin American markets. Since August 2023, he has worked as a Loan Analyst at Energea Global, where he supports investment strategies and portfolio architecture, leveraging his background in project development, financing, and cross-border renewable energy transactions to identify private credit opportunities.

Before joining Energea Global, Juan held key leadership roles including Director of Business Development at GeneraSol (2007-2023) and Board Member at SUA Power Company (2021-2023), where he focused on structuring and executing solar PV and off-grid energy projects. He has also led utility-scale solar development at Grupo BAZ and has a foundational background in project and operations management. Juan holds a BBA from Politécnico Costa Atlántica and additional certifications in solar energy and environmental science.

Legal Proceedings Involving Executives and Directors

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Other Solar Energy Funds

Energea Global, the General Partner of the Company, is also the general partner of two other funds formed to acquire and operate solar power projects, each of which is conducting an offering under Regulation A:

•       Energea Portfolio 3 Africa LP ("Portfolio 3"), which was formed to acquire and operate projects with located in Africa.

•       Energea Portfolio 4 USA LP ("Portfolio 4"), which was formed to acquire and operate projects located in the United States.

The status of each of the Company's, Portfolio 3's and Portfolio 4's current and prior offerings, as of December 31, 2024, is below:

	Energea Portfolio 2 LP	Energea Portfolio 3 Africa LP	Energea Portfolio 4 USA LP
Date of Prior Offering Qualification	08/13/2020	08/2/2021	07/01/2021
Offering Amount Raised Through 12/31/24*	$22,061,519.49	$5,152,094.63	$4,753,234.65
Solar Projects Owned	Thirteen	Sixteen	Four
Prior Offering Status	Terminated	Terminated	Terminated
Current Maximum Offering Amount	$50,000,000	$50,000,000	$50,000,000
Date of Current Offering Qualification	06/06/2024	06/17/2024	06/26/2024
* Gross of stock issuance costs

Compensation of General Partner

Our General Partner is compensated when the Company pays the fees described in the table below ("Fees"):

Type of Fee	Timing of Fee	Description
Reimbursement of Marketing Expenses	Ongoing
The Company must reimburse the General Partner for expenses the General Partner incurs while promoting the Company to potential investors. The maximum reimbursable amount is 5% of the total amount raised. Types of costs that will be reimbursed by the Company to the General Partner for marketing expenses include digital and conventional advertisements, marketing personnel and third-party costs, promotional events and any other cost associated with communicating this Offering to the general public.

Management Fees	Ongoing	The General Partner will charge the Company a monthly management fee equal to 0.167% of the aggregate capital that has been invested into the Company.
Carried Interest	When the distributions exceed the Preferred Return
The General Partner will receive 30% of all distributed cash flow above the monthly amount necessary for Preferred Equity Investors to receive their Preferred Return. For more detail, see "Carried Interest" below

Origination Fees	When Projects and Loans are originated
The General Partner might originate and develop Projects and Loans that are acquired by the Company. If so, the General Partner shall be entitled to compensation that is no greater than 5.0% of the Project's cost or the Loan's outstanding balance.

O&M and Credit Management Services ("Ancillary Services")	Ongoing as services are rendered according to contract
Energea Brazil provides O&M and Credit Management services to some of the Projects owned by the Company. After an extensive search to identify third parties to provide these services, the General Partner concluded that the nascent solar market in Brazil lacked cost-effective and experienced options for these tasks. Energea Brazil, on the other hand, agreed to provide these services at prices that were lower than those offered through the competitive search process and has extensive experience providing these services to hundreds of projects across multiple global markets.

Interest on Loans	Whenever due and payable
The General Partner might lend to the Company to fund the acquisition or investment in Projects and Loans or for other purposes. Such a loan will bear interest at market rates. The amount of interest will depend on the amount and term of any such loans.

Deferment of Fees

While the General Partner is not entitled to any compensation other than the Fees as described above, it may defer some or all of Fees at any time based on the General Partner's assessment of the cash flow at the Company. Some Fees may be deferred indefinitely at the discretion of the General Partner. To date, the General Partner (and, in the case of Ancillary Services) Energea Brazil have provided services without charging the full amount owed by the Company. As the Company and its cash flow stabilize, the General Partner may charge for deferred Fees ("Deferred Fees") - see "Fees Paid to General Partner" for more information.

Fees Paid to General Partner

As the Company grows, markets, exceeds Preferred Returns and requires the General Partner for Ancillary Services, fees are accrued to the General Partner, some of which are deferred, as described above. Below is a table which calculates the total amounts paid to the General Partner from all possible fees, which have been paid as of December 31, 2024:

Fee Type	Fees Paid to General Partner in 2024	Fees Paid Since Inception (including 2024)
Reimbursement of Marketing Expenses	$0.00	$10,250.00
Management Fee	$75,849.66	$101,583.37
Carried Interest	$52,186.79	$133,0032.04
Origination Fees	$0.00	$918,514.83
Ancillary Services	$71,683	$116,792.00
Interest on Loans	$0.00	$0.00
TOTAL	$199,719.45	$1,280,172.24

Co-Investment

The General Partner and its affiliates might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Preferred Equity Investors. If such investment is made to facilitate the Company's acquisition of or investment in Projects before there are sufficient offering proceeds, the General Partner will be entitled to redeem its Class A Investor Shares from additional Offering proceeds as they are raised. As of December 31, 2024, the General Partner purchased and owned 255,319 Class A Investor Shares which was 1.02% of all outstanding shares as of that date.

Security Ownership of General Partner and Certain Securityholders

The individuals named below, as well as other employees of the General Partner, may own Class A Investor Shares that they purchased privately through the Platform in the same manner as any Investor.

The following table sets forth the approximate beneficial ownership of our Class A Investor Shares as of December 31, 2024, for each person or group that holds more than 10.0% of our Class A Investor Shares, and for each director and executive officer of our General Partner and for the directors and executive officers of our General Partner as a group.

Name of Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Amount and Nature of Beneficial Ownership Acquirable	Percent of All Shares
Energea Global LLC	255,319	N/A	1.0175%
Michael Silvestrini	106,208(3)	N/A	0.4232%
Christopher Sattler	82,397(3)	N/A	0.3283%
Gray Reinhard	484	N/A	0.0019%
All directors and executive officers of our General Partner as a group (3 persons)	1,290	N/A	0.0051%
	-		-

(1)   Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)   Each listed beneficial owner, person or entity has an address in care of our principal executive offices at 52 Main Street, Chester, CT 06412.
(3)   Includes shares beneficially owned by Energea Global LLC, under the control of its Class A Shareholders. Notably, Michael Silvestrini and Chris Sattler, as the largest principal shareholders, hold 41.33% and 32.24% of the shares of Energea Global LLC, respectively. (As of December 31, 2024)

Interest of Management and Others in Certain TransactionS

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the compensation that would be paid to an unrelated party.

By "related party" we mean:

•       The General Partner or a subsidiary of the General Partner;

•       Any director, executive officer, or significant employee of the Company or the General Partner;

•       Any person who has been nominated as a director of the Company or the General Partner;

•       Any person who owns more than 10% of the voting power of the Company or the General Partner; and

•       An immediate family member of any of the foregoing.

The Company has not, and does not intend to, enter into any related party transaction with the General Partner or its subsidiaries or any other related party other than those transactions described above in "Compensation of General Partner". As discussed above, the Company may pay or reimburse the General Partner for marketing expenses, management fees, Carried Interest, Ancillary Services and interest on loans. There are no other expenses, nor will there be other expenses in the future, where the Company pays a related party other than the Fees.

Certain Fees are substantiated by a contract between the related parties. Those contracts are described in the table below. Other Fees (such as marketing reimbursements, management fees, Carried Interest or origination fees) are not supported by a specific contract and are instead due and payable as described in this Offering Circular. For a detailed description of the amounts paid by the Company to the General Partner and its subsidiaries, please see "Compensation of General Partner".

Contracts Currently Signed with Related Parties

Project	Related Party	Contract	Date Signed
Iguatama	Energea Brazil	Operations and Maintenance Contract	August 22, 2023
	Energea Brazil	Credit Management Agreement	August 22, 2023

Pedra do Indaiá	Energea Brazil	Operations and Maintenance Contract	July 1, 2024
	Energea Brazil	Credit Management Agreement	June 1, 2024

Divinopolis II	Energea Brazil	Operations and Maintenance Contract	March 26, 2025

Micros I	Energea Brazil	Operations and Maintenance Contract	April 30, 2024
	Energea Brazil	Credit Management Agreement	April 30, 2024

Iguatama II	Energea Brazil	Operations and Maintenance Contract	March 21, 2025
	Energea Brazil	Credit Management Agreement	April 22, 2025

Securities Being Offered: the Class A Investor Shares

Description of Securities

The Company is offering up to $50,000,000 of Class A Investor Shares. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

•       The LP Agreement, which can be found here; and

•       The Authorizing Resolution, which can be found here.

Price of Class A Investor Shares

The fixed price of Class A Investor Shares was determined by calculating the Net Asset Value ("NAV") of the Company and dividing the NAV by the total number of outstanding shares. The NAV is calculated as the Net Present Value ("NPV") of the Estimated Net Operating Income ("Estimated NOI") of the Company.

The Estimated NOI calculation begins with an estimation of cash flow. Cash flow comes from distributions from Projects, interest payments from Loans and interest earned from Company Investments. To estimate distributions from Project, we estimate monthly energy produced by each Project using predictive software called PVsyst. PVsyst is a vital tool in the solar industry for designing and simulating the performance of photovoltaic systems. Its comprehensive features enable precise predictions of solar power generation ("kWh"), considering a wide range of variables and site-specific conditions. To estimate monthly revenue for each Project, the energy rate described in the Project Rental Contract ("Energy Rate") is multiplied by kWh throughout the term of the Project Rental Contracts. We then deduct the expected Project Operating Expenses to determine the cash available for distribution to the Company from the Projects (see "Our Operating Costs and Expenses - Project Operating Expenses"). In addition, to the cash available for distribution from the Projects, in determining the Estimated NOI, we add any anticipated interest payments from Loans and Company Investments.

We then deduct all of the expected operating expenses Company level (see "Our Operating Costs and Expenses - Company Operating Expenses") from the cash flow. These expenses are fairly easy to estimate as they are either consistent and predictable (like a bank fee) or fixed (like a management fee). By subtracting the estimated operating costs and expenses from the estimated cash flow, we establish a monthly Estimated NOI. We then use an XIRR calculation to compute the NPV of that Estimated NOI using the Company's IRR as the discount rate in the NPV equation. For example, if the Estimated NOI would result in a 12% IRR, we use 12% as the discount rate when calculating the NPV of the Estimated NOI.

Therefore, the NPV of the Estimated NOI using the IRR as the discount rate establishes the NPV of the Company. When we divided the NPV of the Company by the number of outstanding Class A Investor Shares, we arrive at a price per share.

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the General Partner exclusively.

Limited Partnership Agreement

The Company is governed by a Limited Partnership Agreement dated June 3, 2025 (the "LP Agreement"). A copy of the LP Agreement can be found here. The Class A Investor Shares being offered were created by the General Partner under an Authorizing Resolution pursuant to Section 3.01 of the LP Agreement. A copy of the Authorizing Resolution can be found here.

The LP Agreement establishes Energea Global LLC, a Delaware limited liability company, as the General Partner.

Summary of LP Agreement and Authorizing Resolution

The following summarizes some of the key provisions of the LP Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LP Agreement itself, a copy of which can be found here, and by the Authorizing Resolution itself, a copy of which can be found here.

Formation and Ownership

The Company was formed in Delaware on January 13, 2020, pursuant to the Delaware Limited Liability Company Act. On June 3, 2025, the Company converted from a Delaware limited liability company to a Delaware limited partnership, pursuant to the Delaware Revised Uniform Partnership Act.

Under the LP Agreement, ownership interests in the Company are referred to as "Share", while the owners, are referred to as "Limited Partners".

Shares and Ownership

The General Partner adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an "Limited Partner" under the LP Agreement.

The interests in the Company are denominated by 2,501,000,000 "Shares". 2,000,000,000 of these Shares are designated as either Class B Shares, Class C Shares, Class D Shares or Class I Shares, with the exact amount of each such class being determined by the General Partner. In accordance with the Partnership Agreement, the General Partner may reclassify any unsold existing class of Investor Shars into one or more classes by adopting Authorizing Resolutions. f Investor Shares into one or more classes, by adopting one or more authorizing resolutions.

The Class A Investor Shares will be owned by Investors and are the subject of this Offering. By adopting other authorizing resolutions, the General Partner may create, offer, and sell other classes of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The General Partner has complete discretion over all aspects of the business conducted by the Company. For example, the General Partner may (i) create classes of Shares with such terms and conditions as the General Partner may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the General Partner maybe determine in its sole discretion, and admit such persons to the Company as Limited Partners; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of any assets, including Projects or Loans, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company's distributable cash (as described herein) and, subject to any authorizing resolutions, the timing and amount of distributions to Limited Partners; (ix) determine the information to be provided to the Limited Partners; (x) grant mortgages, liens, and other encumbrances on the Company's assets; (xi) make all elections under the Code and the provisions of State and local tax laws; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; and (xv) dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LP Agreement, or to remove the General Partner.

The General Partner can be removed for "cause" under a procedure set forth in Section 5.06 of the LP Agreement.

The term "cause" includes:

•       An uncured breach of the LP Agreement by the General Partner; or

•       The bankruptcy of the General Partner; or

•       Certain misconduct on the part of the General Partner, if the individual responsible for the misconduct is not terminated.

A vote to remove the General Partner for cause must be approved by Limited Partners owning at least seventy five percent (75%) of the issued and outstanding Class A Investor Shares and the Reg D Shares, voting together as a single class (the Class A Investor Shares and the Reg D Shares being collectively referred to herein as the "Investor Shares"). Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not from the Company.

Exculpation and Indemnification of General Partner

The LP Agreement protects the General Partner and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the General Partner will not be liable to the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the General Partner's fraud or willful misconduct under the LP Agreement. This limitation on the liability of the General Partner and other parties is referred to as "exculpation."

The LP Agreement also requires the Company to indemnify (reimburse) the General Partner, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the General Partner on a matter related to the Company's business, the Company would be required to indemnify the General Partner for any losses or expenses it incurs in connection with the lawsuit, including attorneys' fees. However, if it is judicially determined that such General Partner is not entitled to be exculpated under the standard described in the preceding paragraph by the LP Agreement, such General Partner shall promptly reimburse the Company for any reimbursed or advanced expenses.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.02 of the LP Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company (except for the return of distributions under certain circumstances as required by Sections 17-607 and 17-804 of the Delaware LP Act, as described in more detail under "Liability To Make Additional Contributions" below.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in "Securities Being Offered - Calculating Distributions".

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor may only offer the Class A Investor Shares to the General Partner via the Platform. The General Partner generally has a first right of refusal to purchase Class A Investor Shares pursuant to Article 8of the LP Agreement. See "Risk Factors-No Market for the Class A Investor Shares; Limits on Transferability."

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor's Class A Investor Shares.

Fees to General Partner and Affiliates

The Company will pay certain management fees and other fees to the General Partner, as summarized in "Compensation of General Partner".

Mandatory Redemptions

The General Partner may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

•       If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the General Partner determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as "plan assets" or otherwise become subject to such laws.

•       If the General Partner determines that the Investor has engaged in certain misconduct described in the LP Agreement.

If an Investor's Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current share price of such Class A Investor Shares as published on the Platform.

The purchase price will be paid by wire transfer or other immediately available funds.

"Drag-Along" Right

If the General Partner wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the General Partner, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via email and/or through the Platform.

Amendment

The General Partner may amend the LP Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

•       Cure ambiguities or inconsistencies in the LP Agreement;

•       Add to its own obligations or responsibilities;

•       Conform to this Offering Circular;

•       Comply with any law;

•       Ensure that the Company isn't treated as an "investment company" within the meaning of the Investment Company Act of 1940;

•       Do anything else that could not reasonably be expected to have, a material adverse effect on Investors.

An amendment that has, or could reasonably be expected to have, a material adverse effect on Investors, requires the consent of the General Partner and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions, delete or modify any amendments listed in Section 11.03 of the LP Agreement or impose personal liability on an Investor requires the consent of the General Partner and each affected Investor.

Information Rights

Within a reasonable period after the end of each fiscal year of the Company, the General Partner will provide Investors with  (i) a statement showing in reasonable detail the computation of the amount distributed, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the General Partner so elects or the law so requires. While the Company currently maintains audited financial statements, under the LP Agreement, the Company is not required to maintain audited financial statements unless the General Partner so elects or the law so requires.

As a "Tier 2" issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held "of record" by fewer than 300 persons, these reporting obligations could be terminated.

A Member's right to see additional information or inspect the books and records of the Company is limited by the LP Agreement.

Distributions in Liquidation

Distributions made in liquidation of the Company will be made in the manner described "Calculating Distributions", depending on whether the distributions consist of ordinary operating cash flow or net capital proceeds.

Preemptive Rights

The holders of the Class A Investor Shares will not have preemptive rights. That means that if the Company decides to issue securities in the future, the holders of the Class A Investor Shares will not have any special right to buy those securities.

Liability to Make Additional Contributions

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company (except for the return of distributions under certain circumstances as required by Sections 17-607 and 17-804 of the Delaware LP Act).

Under Section 17-607 of the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. The Delaware LP Act provides that a partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 17-607 of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years.

Under Section 17-804 of the Delaware LP Act, a limited partnership is required to distribute its assets: (i) first to creditors, to the extent otherwise permitted by law, in satisfaction of the limited partnership's liabilities other than liabilities for which payment has been made and distributions to partners and former partners; (ii) unless otherwise provided in its limited partnership agreement, to partners and former partners in satisfaction of liability for distributions under the Delaware LP Act; and (iii) unless otherwise provided in its limited partnership agreement, to partners first for the return of their contributions and second respecting their partnership interests, in the portions in which they share in distributions. The Delaware LP Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 17-804 of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years.

Withholding

In some situations, the General Partner might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor's bank account.

At this time, all Investors are U.S. persons for all federal tax purposes. To the extent at any point in the future any Investors may be non-U.S. persons, the distributions to Investors may be subject to additional tax withholding and other reporting requirements.

No Guarantee

The Company can only distribute as much cash flow as the Company has available for distributions (see "Distributions"). There is no guarantee that the Projects will generate enough cash flow, after paying expenses, to distribute enough to pay a positive return to Investors or even to return all their invested capital.

Redemption Plan

Investors should note that the General Partner may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice for any reason, and the General Partner reserves the right to reject any Redemption Request at any time for any reason.

Our Class A Investor Shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and currently there is no intention to list our Class A Investor Shares. While Investors should view an investment in the Company as long-term, we are adopting a redemption plan ("Redemption Plan") whereby an Investor has the opportunity to obtain liquidity.

At any time after sixty (60) days following the purchase of Class A Investor Shares, an Investor may request redemption of their Class A Investor Shares in accordance with the Company's Redemption Plan as set forth herein.

In order to submit a redemption request ("Redemption Request") Investors must (1) submit a time-stamped request via the Platform, (2) have no more than one outstanding request at any given time, and (3) request that the Company redeem no more than $50,000 worth of Class A Investor Shares per request. In addition, the Redemption Plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the Company. We reserve the right to reject any Redemption Request at any time to protect our operations and our non-redeemed Investors, to prevent an undue burden on our liquidity, or for any other reason, including, what we deem to be a pattern of excessive, abusive or short-term trading.

As calculated below, the redemption price ("Redemption Price") may be reduced by a discount based on the time of the Redemption Request, rounded down to the nearest cent. The Redemption Price will be equal to (i) the current price of the Class A Investor Shares in effect at the time the Redemption Request is made, reduced by (ii) the aggregate sum of distributions, if any, with record dates during the period between the Redemption Request date and the redemption date. The current price of the Class A Investor Shares is published on the Platform, and Investors will be informed of the estimated Redemption Price at the time a Redemption Request is submitted, subject to the adjustment for distributions described above.

Based on the time when an Investor submits a Redemption Request, the Redemption Prices are set forth below:

Holding Period from Date of Settlement	Redemption Price (as percentage of per share redemption price) (1)
Settlement date to 60 days	No Redemptions
60 days to 3 years	95.0	%(2)
More than 3 years	100.0	%(3)
(1)   The Redemption Price will be the per share price for our Class A Investor Shares in effect as of the time the Redemption Request is made (i) reduced by any distributions, if any, with record dates during the period between the Redemption Request date and the redemption date and (ii) rounded down to the nearest $0.01.
(2)   For Class A Investor Shares held between 60 days and three (3) years, the Redemption Price includes a fixed 5.0% discount based on the per share price for our Class A Investor Shares in effect at the time of the Redemption Request.
(3)   There is no discount to redemptions of Class A Investor Shares held at least three (3) years.

Investors may withdraw their Redemption Request at any time before the redemption is paid. If we agree to honor a Redemption Request, such Redemption Request will be paid within 90 days.

In light of the SEC's current guidance on redemption plans, we generally intend to limit redemptions in any calendar quarter to Class A Investor Shares whose aggregate value is 5.00% of the NAV of all of our outstanding Class A Investor Shares on the last business day of the preceding quarter, with excess capacity carried over to later calendar quarters in that calendar year, up to a maximum of 20.00% of the NAV of all of our Class A Investor Shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem Class A Investor Shares under the Redemption Plan.

We cannot guarantee that the funds, if any, set aside for the Redemption Plan will be sufficient to accommodate all Redemption Requests. In the event our General Partner determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the Class A Investor Shares for which Redemption Requests have been submitted, such pending Redemption Requests will be honored on a first in first out basis, if at all. In the event that not all Redemption Requests are being honored in a given quarter, due to reaching the 5.00% quarterly limit or otherwise, the Redemption Requests not fully honored will carry over to the first business day of the next quarter and Investors will not need to submit a new Redemption Request the following quarter. Investors will be notified within 10 days of submitting a Redemption Request whether their request for Redemption has been accepted or denied.

We intend to limit Investors to one (1) Redemption Request outstanding at any given time, meaning that, if an Investor desires to request more or less Class A Investor Shares be redeemed, such Investor must first withdraw the first Redemption Request. For Investors who hold Class A Investor Shares with more than one record date, Redemption Requests will be applied to such Class A Investor Shares in the order in which they settled, on a first in first out basis - meaning, those Class A Investor Shares that have been continuously held for the longest amount of time will be redeemed first. In addition, we intend to limit Redemption Requests to $50,000 worth of Class A Investor Shares per Redemption Request.

In addition, our General Partner may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice, including to protect our operations and our non-redeemed Investors, to prevent an undue burden on our liquidity, following any material decrease in our NAV, or for any other reason. In the event that we suspend our Redemption Plan, we expect that we will reject any outstanding Redemption Requests and do not intend to accept any new Redemption Requests. In the event that we amend, suspend or terminate our Redemption Plan, we will file an Offering Circular supplement and/or Form 1-U, as appropriate, and post such information on the Platform to disclose such action. Therefore, you may not have the opportunity to make a Redemption Request prior to any potential termination of our Redemption Plan.

Rights of Common Shares

Investors will own all the Class A Investor Shares while the General Partner will own all the Common Shares. The principal rights associated with the Common Shares are as follows:

•       Distributions: As the holder of the Common Shares, the General Partner will be entitled to the distributions of the Carried Interest.

•       Voting Rights: The Common Shares will have no voting rights per se. However, the General Partner, in its capacity as the general partner of the Company, will control the Company.

•       Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

•       Redemptions: Holders of the Common Shares will have no right to have Common Shares redeemed.

RIGHTS OF REG D SHARES

The Company has four classes of Reg D Shares reserved for issuance to Reg D Investors in accordance with a private placement offering under Regulation D. The principal rights associated with the Reg D Shares are as follows:

  Distributions: As the holder of the Reg D Shares, Reg D Investors will be entitled to receive distributions with Investors on a pari passu basis.

  Voting Rights: The Reg D Shares will have no voting rights.

  Obligation to Contribute Capital: Reg D Investors will have no obligation to contribute capital to the Company.

  Redemptions: Reg D Shares will have the same redemption rights as Class A Investor Shares.

How To Invest

To buy Class A Investor Shares, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

•       Your name and address

•       Your email address

•       Your social security number (for tax reporting purposes)

•       Whether you are an "accredited investor"

•       If you not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is available here.

To the extent you wish to participate in the Offering by automatically investing on a periodic basis, you will be asked to sign an Auto-Invest Agreement, a copy of which is available here.

To the extent you wish to participate in the Offering by electing to use the amount of distributions that you receive to purchase additional Class A Investor Shares, you will be asked to sign an Auto-Reinvestment Agreement, a copy of which is provided here.

The minimum investment is $100. You will pay for your Class A Investor Shares using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your "subscription". The General Partner will review your subscription and decide whether to accept it. The General Partner has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until your subscription is reviewed and the General Partner decides whether to accept it. When and if the General Partner confirms that your subscription is complete and decided to accept your subscription, the General Partner will release your money from the escrow account to the Company.

Once the General Partner has accepted your subscription, you will be notified by email and the investment process will be complete. The General Partner will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. The General Partner does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering.

Limit On The Amount A Non-Accredited Investor Can Invest

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an "accredited" investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the SEC, the term "accredited investor" means:

•       A natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

•       A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

•       A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

•       A business in which all the equity owners are accredited investors;

•       An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

•       A bank, insurance company, registered investment company, business development company, or small business investment company;

•       A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; or

•       A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the greater of:

•       10% of their annual income; or

•       10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

Additional Information

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this Offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

The information incorporated by reference herein is an important part of the offering statement and this Offering Circular. The following documents previously filed with the SEC are incorporated by reference into the offering statement and this Offering Circular:

•       the Company's Annual Report for the fiscal year ended December 31, 2024 on Form 1-K

You may review these filings on our website and may also request a copy of these filings at no cost, by contacting us at:

ENERGEA PORTFOLIO 2 LP
52 Main Street
Chester, CT 06412
www.energea.com
(860)-316-7466

So long as we remain subject to the periodic reporting requirements of Regulation A, within 120 days after the end of each fiscal year we will file on the SEC's EDGAR website an annual report on Form 1-K. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to investors.

We also maintain a website at www.energea.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this Offering Circular.

Legal Matters

Certain legal matters with respect to the Class A Investor Shares will be passed upon by the law firm of McCarter & English, LLP, Newark, New Jersey.

Experts

The Company's financial statements for the fiscal years ended December 31, 2024 and December 31, 2023 incorporated by reference in this Offering Circular have been audited by Whittlesey PC, an independent registered public accounting firm, as stated in its report appearing herein. The financial statements have been included in reliance upon that firm's report on its authority as an expert in accounting and auditing.

Index to Financial Statements

The financial statements of the Company can be found in:

•       "Item 7. Financial Statements" of the Company's Annual Report on Form 1-K for the fiscal year ended December 31, 2024, which can be found here.

which is incorporated herein by reference.

Glossary of Certain Defined Terms

3.8% NITT	A 3.8% Net Investment Income Tax on certain investment income of individuals, trusts, and estates under Section 1411 of the Internal Revenue Code.
Adjusted NOI	The net operating income of the Company after being adjusted so that the IRR of the CAFD is equal to the Preferred Return rate of 7%.
Advisers Act	Investment Advisers Act of 1940.
Ancillary Services	Support services like operations, maintenance, and credit management provided to solar projects.
ANEEL	The Brazilian Electricity Regulatory Agency.
Authorizing Resolution	The authorization adopted by the General Partner pursuant to the LP Agreement that created the Class A Investor Shares.
Blue Sky Laws	State-level laws governing investments.
Borrower	A party that repays the Company for a Loan through principal and interest payments.
BRL	The Brazilian currency called real.
CAFD	Cash available for distribution by the Company.
Carried Interest	The right of the General Partner to receive distributions under the LP Agreement, over and above its right to receive distributions in its capacity as an Investor.
CFC	Controlled foreign corporations.
Class A Investor Shares	The limited partnership interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
COFINS	Brazilian federal tax on gross revenue (social security)
Collateral Agreements	A collection of agreements and instruments designed to secure obligations under a primary financing arrangement between a borrower and a lender.
Company	Energea Portfolio 2 LP, a Delaware limited partnership, which is offering to sell Class A Investor Shares in this Offering.
Company Investments	Cash-on-hand investments generating returns, such as interest from savings accounts.
Company Operating Expenses	Costs and expenses incurred by the Company.
Consortium	A group of residential and business Subscribers.
Construction Contract	The contract whereby the Company or an SPE will hire a third party to provide to provide engineering, procurement, and construction services for a Project.
Contractor	Alexandria Indústria de Geradores S.A., the company responsible for fulfilling obligations under the Construction Contracts with the Company's SPEs.
Credit Management Agreement	A service contract for the sale and administration of energy credits produced by the Projects.
CSLL	Brazilian social contribution tax on net income.
Deferred Fees	Fees postponed by the General Partner due to cash flow considerations, to be charged later at their discretion.
DERMS	Distributed Energy Resource Management Systems
Development Company	A company focused on acquiring and/or developing solar power projects.
Drag-Along	Allows the General Partner to require Investors to sell their Class A Investor Shares in a Company sale, receiving equivalent value as in an asset sale.
Energea Brazil	Energea Brasil Operações Ltda, a Brazilian entity that is an affiliate of the General Partner.
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the General Partner.

Energy Rate	The price charged per unit of electricity consumed, usually measured in kilowatt-hours.
EPC	Engineering, Construction, and Procurement
Estimated NOI	The Net Operating Income estimated to be produced by the Company.
Fees	Compensation paid to the General Partner.
FINRA	Financial Industry Regulatory Authority, Inc.
Form 1-U	SEC form used to report significant events or changes by companies under Regulation A.
General Partner	Energea Global LLC, a Delaware limited liability company.
GILTI	General Intangible Low-Tax Income, a federal U.S. tax on profits made by companies outside the United States.
HSEC	Health, Safety, Environment and Community
ICMS	Brazilian state tax on goods and services (VAT-like)
Iguatama	Energea Iguatama Aluguel de Equipamentos e Manutenção Ltda
Investment Agreements	Contracts signed to purchase or reinvest in Class A Investor Shares, outlining limitations on investor rights.
Investment Committee	A multi-disciplinary committee of experienced renewable energy executives of the General Partner which decides which Projects the Company will invest in.
Investors	Anyone who purchases Class A Investor Shares in this Offering.
Investor Shares	Combined Class A Investor Shares and Reg D Shares held by Limited Partners, voting as a single class.
IOF	Brazilian tax on financial transactions.
IRPJ	Brazilian corporate income tax.
IRR	Internal rate of return.
IRRF	Brazilian income withholding tax.
JOBS Act	The Jumpstart Our Business Startups Act of 2012.
kWh	Kilowatt hour
Land Lease	The contract whereby the Company or and SPE will lease the land where a Project will be located.
Lender	Lattice Energea Global Revolver I, LLC, the unaffiliated entity that provides credit to the Company for project construction and long-term financing.
Limited Partners	Owners of Class A Investor Shares in the Offering.
Liquidated Damages	A penalty paid by a contractor to a SPE when the construction of a Project is delayed beyond the schedule in the Construction Contract.
Loan	Money lent from the Company to a Development Company.
Loan Agreement	A deal where the Lender provides funds to the Borrower up to a specified limit over a set period.
LP Agreement	The Company's Limited Partnership Agreement dated June 3, 2025.
NAV	Net Asset Value
NOI	Net Operating Income.
NPV	Net Present Value.
Militia	Local non-government groups that influence areas of Brazil.
MTR	Minimum Technical Requirement
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.

O&M	Operations and Maintenance
Partners	The General Partner and Limited Partners collectively.
Pedra do Indaia	Energea Pedra do Indaiá Ltda
PIS	Brazilian federal tax on gross revenue (social integration).
Platform	The website located at www.energea.com.
Portfolio 2	Energea Portfolio 2 LP
Portfolio 3	Energea Portfolio 3 Africa LP
Portfolio 4	Energea Portfolio 4 USA LP
Preferred Equity Investors	Holders of Class A and Reg D Shares entitled to cash distributions after expenses.
Preferred Return	A 7% per year preferred return to Preferred Equity Investors before the General Partner earns a Carried Interest.
Prior Offering	The Company's previous Regulation A offering that was initially qualified by the SEC on August 13, 2020 and requalified on June 6, 2024.
Project	A solar power project acquired or developed by the Company.
Project Maintenance Contract	When the SPE hires Energea Brazil to perform the actual O&M services.
Project Operating Expenses	Costs and expenses incurred by the Project.
Project Rental Contract	A contract pursuant to which the SPE that owns a Project will rent the Project to the customer.
PQA	Post Qualification Amendment
Ratio	A monthly allocation of energy credits to Subscribers, submitted to the utility per Brazilian regulations.
Redemption Plan	The redemption plan whereby Investors may request redemption of their Class A Investor Shares following 60 days after purchase.
Redemption Price
The price at which Redemption Requests will be processed, based on the current price per Class A Investor Shares at the time the Redemption Request is made, reduced by the aggregate sum of distributions, if any, with record dates during the period between the Redemption Request date and the redemption date, and subject to a discount based on the time the Redemption Request is submitted.

Redemption Request	A request for redemption submitted through the Platform for up to $50,000 in Class A Investor Shares.
Reg D Investors	Accredited investors participating in Reg D Offerings.
Reg D Offerings	Private securities offerings under Rule 506(c), open only to accredited investors.
Reg D Shares	Shares issued in Reg D Offerings.
Ren 482	Normative Resolution ANEEL n° 482/2012, the primary law governing community solar electricity systems in Brazil.
Regulation A	SEC exemption that allows companies to raise up to $75 million annually from the public with fewer disclosure requirements than a traditional IPO.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
SEC	The U.S. Securities and Exchange Commission.
Shares	Ownership interest in the Company.
Securities Act	The Securities Act of 1933.
SPE	The entity we create to own and operate each Project, typically in the form of a Brazilian Limitada.
Subscribers	A small business or residential customer.
Trust Agreement	A fiscal control structure where cash flow to service payments on Loans is routed through a trust to collect revenue from a Borrower and oversee the repayment process.
USD	The currency of the United States called dollars.
U.S. GAAP	United State Generally Accepted Accounting Principles.
U.S. Holder	A beneficial owner of Class A Investor Shares that is a U.S. citizen or resident, a U.S. corporation, a U.S. estate, or a U.S. trust as defined for federal income tax purposes.

PART III - Exhibits

Index to Exhibits and Description of Exhibits

Exhibit No.	Description of Exhibit
2.1**
Certificate of Formation of the Company filed with the Delaware Secretary of State on January 13, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-A2A to the Company's D Company's Form 1-A filed July 2, 2020)

2.2**
Amended and Restated Limited Liability Company Agreement of the Company dated May 3, 2024 (incorporated by reference to the copy thereof filed as Exhibit 2.2 to the Company's Form 1-A filed May 6, 2024)

2.3**	Authorizing Resolution of the Company dated June 5, 2020 (incorporated by reference to the copy thereof filed as Exhibit 1-A2C to the Company's Form 1-A filed July 2, 2020)
2.4*	Certificate of Conversion from LLC to LP, filed June 3, 2025
2.5*	Limited Partnership Agreement of Energea Portfolio 2 LP, dated June 3, 2025
2.6*	Authorizing Resolution of the Company dated June 3, 2025
3.1**	Redemption Plan (incorporated by reference to the copy thereof filed as Exhibit 3.1 to the Company's Form 1-A filed April 2, 2024)
4.1**	Form of Investment Agreement (incorporated by reference to the copy thereof filed as Exhibit 1-A4A to the Company's Form 1-A filed July 2, 2020)
4.2*	Form of Investment Agreement (updated for LP structure)
4.3*	Form of Auto-Invest Agreement
4.4*	Form of Auto-Reinvestment Agreement
6.1**	Proposed Project Rental Contract for Iguatama Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4B to the Company's Form 1-A filed July 2, 2020)
6.2**	Proposed Operation and Maintenance Agreement for Iguatama Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4C to the Company's Form 1-A filed July 2, 2020)
6.3**	Proposed Project Rental Contract for Salinas Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4D to the Company's Form 1-A filed July 2, 2020)
6.4**	Proposed Operation and Maintenance Agreement for Salinas Project (incorporated by reference to the copy thereof filed as Exhibit 1-A4E to the Company's Form 1-A filed July 2, 2020)
6.5**	Proposed Credit Management Agreement for Energea Brazil (incorporated by reference to the copy thereof filed as Exhibit 4.6 to the Company's Form 1-A filed January 9, 2024)
6.6**	Lattice Credit Agreement amended December 23, 2023 (incorporated by reference to the copy thereof filed as Exhibit 6 to the Company's Form 1-A filed January 9, 2024)
9**	Letter regarding change in certifying accountant, dated as of March 3, 2022
11.1*	Consent of Independent Auditor (Whittlesey PC), dated April 29, 2025
11.2*	Consent of McCarter & English (included in Exhibit 12)
12.1*	Legal opinion of McCarter & English, LLP dated June 4, 2025
* Filed herewith
** Previously filed

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chester, State of Connecticut, on June 4, 2025.

Energea Portfolio 2 LP

By: Energea Global LLC

By /s/ MICHAEL SILVESTRINI
Name: Michael Silvestrini
Title: Co-Founder and Managing Partner

This offering statement has been signed by the following person in the capacities and on the date indicated.

By /s/ MICHAEL SILVESTRINI
Name: Mike Silvestrini
Title: Co-Founder and Managing Partner of Energea Global LLC (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Date: June 4, 2025